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                                                                    Exhibit 10.7



                                AGREEMENT OF SALE

                                 BY AND BETWEEN

                         UNITED STATES STEEL CORPORATION

                                       AND

                        ASSOCIATED MATERIALS INCORPORATED

                                      DATED

                                      AS OF

                                JANUARY 30, 1984
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                                TABLE OF CONTENTS

1.       Certain Definitions                                               1
2.       Assets to be Acquired                                             1
3.       Liabilities to be Assumed                                         2
4.       Purchase Price                                                    2
5.       Closing Date                                                      4
6.       Representations and Warranties of USS                             4
7.       Representations and Warranties of AMI                            16
8.       Covenants of the Parties Pending Closing                         19
9.       Conditions to Closing of AMI                                     22
10.      Conditions to Closing of USS                                     25
11.      Further Assurances                                               26
12.      Indemnification of AMI                                           26
13.      Indemnification of USS                                           31
14.      Risk of Loss                                                     35
15.      Post-Closing Covenants                                           35
16.      Termination                                                      40
17.      Names, Trademarks, Patents, Technology, and Use Thereof          40
18.      Personnel and Benefits                                           42
19.      Expenses                                                         47
20.      Notices                                                          47
21.      Assignment of Rights                                             48
22.      Press Releases                                                   48
23.      Brokers                                                          49
24.      Invalid Provisions                                               49
25.      Entirety and Amendments                                          49
26.      Headings                                                         49
27.      Paragraphs; Exhibits                                             50
28.      Number and Gender of Words                                       50
29.      Applicable Law; Counterparts                                     50
30.      No Other Negotiations                                            50
31.      Parties Bound                                                    50
32.      Confidentiality                                                  50
33.      Responsibility for Certain Taxes                                 52
34.      Survival of Representations and Warranties                       52
35.      Proration of Certain Taxes and Other Expenses                    52
36.      Certain Definitions                                              53

SCHEDULES

A        Organization, Qualification, and Capitalization of Subsidiaries
B-1      Alside, Inc. 1982 Financial Statements
B-2      Alside, Inc. 1983 Financial Statements

                                       (i)
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B-3      Electric Cable Operations
         Constructed 1982 Balance Sheet
B-4      Tire Cord Operations
         Constructed 1982 Balance Sheet
B-5      Electric Cable Operations
         Constructed 1983 Balance Sheet
B-6      Tire Cord Operations
         Constructed 1983 Balance Sheet
C        Certain Changes
D        Litigation
E        Warranty Claims
F        Claims with Respect to or Infringements
         of any Names, Trademarks, Patents and
         Patent Applications, and Use Thereof
G        Trademarks
H        Patents and Patent Applications
I        Indebtedness
J        Material Contracts
K        Real Estate
L        Inventory Locations
M        Liens on Assets - USS
N        Liens on Assets - AMI
O        Directors & Officers of Alside, Inc. and
         Subsidiaries
P        Unpaid Notes and Accounts Receivable
Q        Consents
R        Multi-Employer Pension Plans
S        Pension Contributions
T        Balance Sheet of AMI
U        Stockholders' Equity of AMI
V        [Intentionally Omitted]
W        Pre-Closing Financial Statements
X        [Intentionally Omitted]
Y        Financing of AMI
Z        [Intentionally Omitted]
AA       [Intentionally Omitted]
BB-1     Operation Asset Accounts to be Retained
         by USS
BB-2     Alside, Inc.
         Distribution of Detailed Liabilities
CC       Trademarks Not Transferred
DD       Material Items Under Lease or Operating Service Contracts

                                      (ii)
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ATTENTION: CERTAIN PROVISIONS OF THIS AGREEMENT ARE SUBJECT TO ARBITRATION UNDER
THE TEXAS GENERAL ARBITRATION ACT.

                                AGREEMENT OF SALE

          This Agreement of Sale (the "Agreement") is made and entered into as of January 30, 1984, by and between Untied States Steel Corporation, a Delaware corporation ("USS"), and Associated Materials Incorporated, a Delaware corporation ("AMI").

                                 R E C I T A L S

          A. USS operates as its Alside Division ("Alside") the business formerly conducted by Alside, Inc., a Delaware corporation ("Alside, Inc.") which was merged into USS effective the close of business on December 31, 1983 (the "Merger"), and also operates the Tire Cord Operation and the Electric Cable Operation (the Tire Cord Operation and the Electric Cable Operation being collectively called herein the "Operations").

          B. USS wishes to sell and assign to AMI, and AMI wishes to purchase and assume from USS, substantially all of the properties and assets and certain of the liabilities of USS arising out of or in connection with Alside and the Operations.

          THEREFORE, in consideration of the premises and covenants herein, and subject to the terms and conditions hereof, the parties hereto agree as follows:

                               A G R E E M E N T S

          1. CERTAIN DEFINITIONS. Reference is made to Paragraph 36 for definitions of certain terms used herein.

          2. ASSETS TO BE ACQUIRED. On the Closing Date, USS will sell to AMI, and AMI will purchase from USS, at the price and on the terms and conditions set forth in this Agreement, all of USS's right, title, and interest in, to, and under the Operation Assets and the Alside Assets except for the asset accounts listed on Schedule BB-1. All equipment, vehicles,
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furniture, fixtures, inventories, replacement parts, and other tangible personal property shall be transferred "as is" and "where is." EXCEPT AS CONTEMPLATED IN SUBPARARAPH 6.K(iii) HEREOF, NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THOSE OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, EXTEND TO SUCH
EQUIPMENT, VEHICLES, FURNITURE, FIXTURES, INVENTORIES, REPLACEMENT PARTS, AND OTHER TANGIBLE PERSONAL PROPERTY.

          3. LIABILITIES TO BE ASSUMED. In addition to its undertakings pursuant to Paragraph 18, on the Closing Date, AMI will assume and agree with USS to pay, perform, and discharge all of the Liabilities other than (a) the liabilities of the Subsidiaries, which the parties acknowledge will remain the obligation of the Subsidiaries unless otherwise expressly agreed herein, and (b) the liability accounts listed on Schedule BB-2 under the caption "USS." Except as expressly set forth in this Agreement, AMI does not hereby agree to assume any other liabilities or obligations of USS of any nature whatsoever.

          4. PURCHASE PRICE.

          A. Calculation and Payment. In addition to the assumption of the Liabilities under the provisions of Paragraph 3 above, AMI agrees to apply to USS for the Assets an amount equal to the sum of the Net Worth determined as of the date specified in Paragraph 5 plus $3,800,000 (the "Purchase Price"). In order to facilitate the Closing, USS shall prepare and deliver to AMI, at least five days prior to the Closing Date, a statement showing the amount reasonably estimated by USS, in good faith, to be such Net Worth (the "Estimated Net Worth"), accompanied by any information requested by AMI to verify the reasonable nature thereof.

          AMI shall pay the Purchase Price to USS as follows:

                    (i) On the Closing Date, AMI shall pay to USS, in immediately available funds, an amount equal to $20,000,000 less than the sum of the Estimated Net Worth plus $3,800,000;

                    (ii) On the Closing Date, AMI shall deliver to USS (a) its promissory note in the principal amount of $5,000,000, which note shall be unsecured and payable 60 days after the Closing Date and shall bear interest at the Designated Rate and shall contain such other terms and conditions as may be agreed to by the parties (the "First Note"); and (b) its promissory note in the principal amount of $15,000,000 (the "Second Note") (the First Note

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and the Second Note being collectively called herein the "Notes"). The Second
Note shall (i) bear interest at a rate of 13% per annum, (ii) require interest only to be paid semi-annually in arrears during the first year after the Closing Date, (iii) require equal payments of blended principal and interest to be paid quarterly in arrears during the second to eighth year after the Closing Date,
(iv) be accelerated only if there is a default in the payment of principal and interest thereunder or the repayment of any other obligation to repay money borrowed by AMI to finance the acquisition of the Assets is accelerated, (v) be secured by a mortgage on or a security interest in all of the collateral that secures any other obligation of AMI to repay money borrowed by it to finance the acquisition of the Assets, which mortgage on or security interest will be inferior only to the security for such other acquisition financing, all of which shall be evidenced by the Security Agreements, and (vi) shall contain such other terms and conditions as the parties shall agree.

                    (iii) Not later than five Business Days following final resolution of the Net Worth determined as of the date specified in Paragraph 5 pursuant to Subparagraph 15.G, AMI shall pay to USS, in immediately available funds, the amount, if any, by which the Purchase Price exceeds the sum of the Estimated Net Worth plus $3,800,000 or USS shall pay to AMI, in immediately available funds, the amount, if any, by which the sum of the Estimated Net Worth plus $3,800,000 exceeds the Purchase Price, together with, in either case, interest on such amount at the Designated Rate from the Closing Date to the date paid.

          B. Down Payment. Simultaneously with the execution of this Agreement, AMI has delivered to USS a cash down payment of $1,000,000. In the event the Closing occurs as contemplated hereby, such cash down payment, together with interest accrued thereon at the Designated Rate from the date hereof to the Closing Date, shall be credited towards the cash portion of the Purchase Price payable to USS pursuant to Subparagraph 4.A(i). If the Closing does not occur for any reason other than AMI's refusal to proceed with the Closing despite the fulfillment of the conditions to its obligation to proceed with the Closing set forth herein, such cash down payment, together with interest accrued thereon at the Designated Rate from the date hereof to the date of repayment, shall promptly be returned to AMI. In the event the Closing does not occur because of AMI's refusal to proceed with the Closing despite the fulfillment of the conditions to its obligation to proceed with the Closing set

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forth herein, USS may either (i) terminate this Agreement and retain the cash down payment, together with any interest accrued thereon, as liquidated damages for AMI's breach or (ii) return such cash down payment, together with interest accrued thereon at the Designated Rate from the date hereof to the date of repayment, and bring suit against AMI for the full amount of its damages and pursue such other legal or equitable remedies as may be available to it.

          5. CLOSING DATE. The Closing of the transactions contemplated hereby will take place at the offices of Johnson & Swanson, 4700 InterFirst Two, Dallas, Texas 75270, on February 21, 1984, or at such other place or on such other date as AMI and USS shall mutually agree. The parties hereto agree that if the Closing occurs on or before February 21, 1984, the Net Worth shall be calculated as of January 31, 1984. If the Net Worth is calculated as of January 31, 1984, all results of the operations of Alside, the Operations, and the Subsidiaries between January 31 and the Closing Date shall be for the benefit of AMI, and the parties shall mutually agree to procedures to give effect to this provision. If the Closing occurs after February 21, 1984, the Net Worth shall be calculated as of such date as the parties mutually agree.

          6. REPRESENTATIONS AND WARRANTIES OF USS. USS warrants that the following statements and representations are true and correct as of the date hereof.

               A. Execution and Binding Effect. The Board of Directors of USS has duly authorized the sale of the Operation Assets and the Alside Assets and the other transactions contemplated hereby and the execution, delivery, and performance of this Agreement by USS. All stockholder approval necessary for USS to perform the transactions contemplated hereby has been obtained. USS has full power and authority to enter into and perform its obligations under this Agreement and is not subject to any charter, bylaw, Lien, agreement, indenture, or judgment which would prevent, conflict with, or be breached as a result of, the consummation of the transactions contemplated by this Agreement. This Agreement constitutes a valid and legally binding agreement of USS, enforceable in accordance with its terms, except as such may be affected by Debtor Relief Laws and subject to any equitable principles limiting the right to obtain specific performance of the obligations of USS hereunder.

               B. Organization and Standing. Each of USS and the Subsidiaries is a corporation duly organized and validly existing and in good standing under the laws of the state of its

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incorporation shown on Schedule A and each has full corporate power and authority to own or lease its property and carry on its business as now conducted. Complete and correct copies of the Certificates of Incorporation and Bylaws of USS and each of the Subsidiaries as in effect on the date hereof have been delivered to AMI and certified by either the Secretary or an Assistant Secretary of USS. USS and the Subsidiaries are each duly qualified and in good standing as a foreign corporation in each domestic jurisdiction in which the failure to be so qualified and in good standing could have a material adverse effect on the Assets or the assets of the Subsidiaries or USS's ability to transfer the Assets to AMI. The Subsidiaries are each duly qualified and in good standing as a foreign corporation in the states indicated on Schedule A and, to the knowledge of USS, no other jurisdiction has asserted a claim that any of the Subsidiaries is required to qualify to do business as a foreign corporation in such jurisdiction. Immediately prior to the Merger, Alside, Inc. held, and as of the date hereof, USS holds exclusively in connection with Alside or either of the Operations, and the Subsidiaries hold, (a) no capital stock (other than capital stock of the Subsidiaries, preferred stock of USS Portfolio, Inc, and one share of the common stock of each of Aluminum Company of America, American Metal Climax, Inc., Modern Materials, Kaiser Aluminum & Chemical Corporation, Martin Marietta Corporation, and Mastic Corporation) and (b) no interest as a partner or joint venturer in any partnership or joint venture.

               C. Capitalization. The total number of shares of authorized capital stock, issued and outstanding shares, and treasury shares of each of the Subsidiaries are listed on Schedule A. All outstanding shares of each of the Subsidiaries are duly and validly authorized and issued, fully paid, and nonassessable, have not been issued in violation of any preemptive right of stockholders, are owned beneficially by USS, at the Closing Date will also be owned of record by USS, and are free of all Liens.

               D. Financial Statements. (i) The Consolidated Balance Sheets and Consolidated Profit Reports of Alside, Inc., as of and for the years ended December 31, 1982, and 1983 (such statements as of and for the latter date being called the "Alside 1983 Statements"), complete and correct copies of which are attached hereto as Schedules B-1 and B-2, respectively, were prepared in accordance with the system and principles of accounting employed by Alside, Inc. in the preparation of year-end 1982 internal Alside, Inc. financial reports, applied on a consistent basis, with inventories valued on a current

                                        5
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cost basis and on a before income and franchise tax basis, and (ii) the constructed balance sheets for each of the Operations as of December 31, 1982 (such statements as of and for the latter date being called the "Operation 1983 Statements"), complete and correct copies of which are attached hereto as Schedules B-3, B-4, B-5, and B-6, respectively, were prepared in accordance with the system and principles of accounting employed by USS in the preparation of year-end 1982 internal financial reports for or with respect to each of the Operations, applied on a consistent basis, with inventories valued on a current cost basis and on a before income and franchise tax basis. All such financial statements are unaudited.

               E. Absence of Certain Changes. Since December 31, 1983, except as expressly disclosed in Schedule C, there has not been: (i) any material adverse change in the collective financial condition, earnings, businesses, or properties of the Operations, Alside, Inc., Alside, and the Subsidiaries; (ii) any strike, material slowdown, or demand for recognition by a labor organization by or with respect to any of the Employees, (iii) any shutdown, material slowdown, or cessation of any material operations conducted by any of the Subsidiaries or constituting part of Alside or the Operations except in the ordinary course of business, consistent with past practices; (iv) any material violation of any contract with any labor union or other labor organization concerning the terms and conditions of employment of any of the Employees; (v) any material increase in the collective wages, salaries, bonuses, and other compensation payable to or to become payable to the Employees except as required under the provisions of any collective bargaining agreement entered into prior to December 31, 1983, or for increases in the ordinary course of business, consistent with past practices; (vi) any contract, commitment, or transaction involving an amount more than $50,000 entered into by or on behalf of, or any creation of any Obligation or liability or indebtedness, direct or indirect, absolute or contingent, involving an amount more than $50,000 by or on behalf of, either of the Operations, Alside, or any of the Subsidiaries, except for contracts, commitments, or transactions entered into, or Obligations or liabilities or indebtedness created, in the ordinary course of business, consistent with past practices, that involve less than $500,000 each ; (vii) any sale, assignment, lease, transfer, or other disposition of any asset included within the Assets or any asset of the Subsidiaries having either a net book value or disposition price in excess of $50,000 in any one case, except, in any such case, as may have occurred in the ordinary course of business, consistent with past practices; (viii) any sale, assignment, lease,

                                        6
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transfer, or other disposition to an affiliate of USS of any asset included within the Assets or any asset of any of the Subsidiaries, except in the ordinary course of business, consistent with past practices; (ix) any direct or indirect issuance, sale, purchase, or redemption or agreement to issue, sell, purchase, or redeem any capital stock of any of the Subsidiaries; (x) any change in the Certificates of Incorporation or Bylaws of any of the Subsidiaries; (xi) any Tax return, report, election, or declaration filed containing any election with respect to any material asset included within the Assets or any material asset of any of the Subsidiaries not consistent with prior elections, except to the extent such election is required by law to be inconsistent with prior elections; (xii) any execution or creation of any loan agreement or evidence of indebtedness for money borrowed exclusively by or on behalf of either of the Operations, Alside, or any of the Subsidiaries; (xiii) any payment by or on behalf of either of the Operations, Alside, or any of the Subsidiaries of any liabilities included within the Liabilities or liabilities of any of the Subsidiaries other than those paid as they mature or become due pursuant to their terms; (xiv) any assumption, guarantee, endorsement, or incurrence of any responsibility by or on behalf of either of the Operations, Alside, or any of the Subsidiaries for the obligations of any other person or entity; (xv) any investment by or on behalf of either of the Operations, Alside, or any of the Subsidiaries of a capital nature in excess in any one case of $50,000, either by purchase of capital stock or securities, contributions to capital, property transfers, or otherwise or by purchase of any property or assets of any other person or entity other than in the ordinary course of business, consistent with past practices or reasonably necessary to complete capital projects commenced prior to the date hereof (xvi) any new warehouse opened; or (xvii) any destruction of assets having a net book value of $2,500,000 or more as indicated in the internal accounting records of USS or the Subsidiaries, whether or not covered by insurance.

               F. Litigation. Except for actions commenced by USS, Alside, Inc., or any of the Subsidiaries to collect accounts receivable (and counterclaims or cross-claims arising in connection therewith) or actions described in Schedule D, there are no actions, suits, or proceedings pending or, to the knowledge of USS threatened nor are there, to the knowledge of USS, any investigations or inquiries pending or threatened, (i) against USS or any of the Subsidiaries, at law or in equity, with respect to either of the Operations, Alside, Alside, Inc., or any of the Subsidiaries or involving any assets

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included within the Assets or assets of any of the Subsidiaries (including but not limited to those alleging the violation of any employment, health and safety, anti-competitive practices, discrimination, environmental, or other Law) which, if adversely resolved, could have a material adverse effect upon the collective financial condition, earnings, businesses, or properties of the Operations, Alside, and the Subsidiaries or (ii) that relate to or involve this Agreement or the transactions contemplated hereby.

               G. Warranty Claims. Schedule E sets forth a correct and complete statement of (i) the cost to Alside, Inc. of warranty and product liability claims made against Alside, Inc. and the Subsidiaries with respect to aluminum, steel, and vinyl siding for the last six calendar years; (ii) the aggregate amount of allowances provided by Alside, Inc. to its warehouses for warranty and product liability claims made against Alside, Inc. and the Subsidiaries with respect to windows and doors for the last six calendar years; (iii) the total revenues associated with products returned to the Electric Cable Operation and alleged to be defective for the last three calendar years; and (iv) the total amount credited to customers' accounts with respect to products returned to the Tire Cord Operation and alleged to be defective for the last four calendar years involving claims over $250. This information is the Best historical financial information readily available with respect to warranty and product liability claims.

               H. Names, Trademarks, Patents and Patent Applications. USS owns the Names, Trademarks, and Patents and Patent Applications to be transferred and assigned pursuant to Paragraph 17 and has not assigned, granted, licensed, or otherwise transferred any rights therein except as set forth in Schedule F. USS has no knowledge of claims adverse to, or infringement of, USS's or any Subsidiary's current use of the Names, Trademarks, and Patents and Patent Applications which are included within the Assets, except those listed in Schedule F and those that may affect their industry class generally, and no Name, Trademark, Patent or Patent Application has been abandoned by USS. The Trademarks are duly registered for the benefit of USS with the governmental agency or agencies indicated on Schedule G, each such registration is in full force and effect, no rights therein or thereunder have been assigned or granted, and the Trademarks constitute the only trademarks, other than the trademarks "USS," "UNITED STATES STEEL," "U.S. STEEL," and variations thereof and the AISI logo, used by either of the Operations, Alside, or any of the Subsidiaries. The Patents and Patent Applications have been

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either duly issued by or filed with, as appropriate, the governmental agency or agencies indicated on Schedule H for the benefit of USS, each such Patent is in full force and effect except as set forth in Schedule H, and the Patents and Patent Applications constitute the only patents and patent applications which USS or any of its affiliates own covering products produced by either of the Operations, Alside, or any of the Subsidiaries.

               I. Indebtedness. Schedule I is a correct and complete list of all executory instruments, agreements, or arrangements pursuant to which USS (exclusively on behalf of or for use in connection with either of the Operations or Alside Inc., or any of the Subsidiaries has borrowed any money, incurred, guaranteed, or become liable (either primarily or secondarily) for or with respect to any indebtedness for borrowed money, or established a line of credit for borrowed money. True and complete copies of all such instruments, agreements, or arrangements (or written descriptions thereof, if they are not in written form) have heretofore been delivered to AMI.

               J. Contracts. USS has delivered to AMI complete and correct copies of all material contracts (a) to which USS (as successor to Alside, Inc. or exclusively on behalf of or for use in connection with either of the Operations or Alside), or any of the Subsidiaries is a party and (b) to which AMI or any Subsidiary will be a party or to which any of the Assets or any of the assets of any Subsidiary will be subject after the Closing Date or for which AMI will have any obligation after the Closing Date pursuant to the terms hereof, all of which contracts are listed in Schedule J. As used in this Subparagraph 6.J, a material contract is any: (i) executory contract for the purchase or sale of goods, materials, supplies, equipment, or services that requires payment after December 31, 1983, of more than $500,000; (ii) representation, management, consulting, distribution, dealer, sales agency, or advertising contract not terminable without cost to USS or any Subsidiary upon notice of 30 days or less; (iii) contract with any labor union or other labor organization concerning terms and conditions of employment; (iv) bonus, pension, profit-sharing, retirement, stock purchase, hospitalization, life, accident, or medical insurance, or other written plan or agreement providing employee benefits of any kind for the Employees; (v) guaranty, take-out agreement, assurance, or similar arrangement with respect to any instrument, agreement, or other arrangement of the type that would have to be disclosed

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hereunder if USS or a Subsidiary were primarily liable therefore; (vi) license or franchise related to the business of either of the Operations, Alside, or any of the Subsidiaries, other than operating licenses or permits issued by any governmental body or agency; (vii) lease of a material item of personal property or any real property; (viii) contract or commitment for charitable contributions; (ix) agreement which restricts USS from doing business of the type conducted by either of the Operations, Alside, or any of the Subsidiaries anywhere in the world; (x) safe harbor lease with respect to which USS, Alside, Inc., Alside, or any Subsidiary has sold certain tax benefits to third parties with respect to any of the Assets or any of the assets of any Subsidiary; (xi) agreement with respect to the license, assignment, or other transfer by or to USS, Alside Inc., or any Subsidiary of any name, patent, patent application, trademark, technology, or confidential information; (xii) agreement between USS or any Subsidiary and affiliates or divisions of USS; (xiii) employment agreement that confers special employment privileges and benefits on selected employees; and (xiv) other agreement, instrument, contract, or document pursuant to which AMI or any Subsidiary will be obligated, on or after the Closing Date, to pay more than $50,000 or to sell or transfer Assets or assets of any of the Subsidiaries having a net book value of more than $50,000 which is not otherwise specifically included or excluded in this Subparagraph 6.J. USS, Alside, Inc., and the Subsidiaries have each complied in all material respects with all provisions of such agreements required to be complied with and none of them is in default under any such material contract if such default would permit any other party thereto to terminate such contract, to accelerate the obligations of USS or any of the Subsidiaries thereunder, or to exercise any other remedy that could materially adversely affect the benefits to be received thereunder. No event has occurred which, but for the passage of time or giving of notice or both, would constitute such default by USS, Alside, Inc., or any of the Subsidiaries. Neither USS, Alside, Inc., nor any of the Subsidiaries has received any notice of default or termination under any such material contract to which USS, Alside, Inc., or any of the Subsidiaries is a party. USS has knowledge that the other parties to such contracts believe that such contracts are not legally valid, binding, and enforceable in accordance with their terms, except as such may be affected by Debtor Relief Laws and equitable remedies. None of USS's or any of the Subsidiaries' rights under any such material contract have been assigned nor has any such material contract been terminated or cancelled. To the knowledge of USS, the consummation of the transactions contemplated herein will in no way have a material

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adverse effect on the validity, enforceability, or continuity of any such material contract except to the extent consents required by Subparagraph 8.01.E are not obtained.

               K. Real and Personal Property, Title, Etc.

                    (i) Schedule K contains a correct and complete list of all real property owned by USS that is used exclusively in connection with the Operations or Alside or by any of the Subsidiaries. Neither USS, Alside, Inc., any of the Subsidiaries, nor any of their affiliates has materially prejudiced title to any such real property except for (a) encumbrances of record, (b) leases terminable by USS or a Subsidiary without cost on one year's notice or less or terminating by their terms no later than December 31, 1984, all of which are listed on Schedule K, (c) easements or other encumbrances for public utilities or easements or encumbrances providing or granted to provide service to the facility thereon, which easements or other encumbrances do not materially adversely affect the current use of such property and will not materially adversely affect the use thereof by AMI or the Subsidiaries after the Closing Date, assuming they continue using the property in the manner it is currently used by USS or the Subsidiaries, (d) Permitted Liens, and (e) any conditions which a survey would show. Encumbrances will be considered as materially prejudicing title only if they have a material adverse affect on the fair market value of the property involved for the use made thereof by USS or the Subsidiaries. Neither USS nor any Subsidiary has received any notice to the effect that the current use of the real property listed on Schedule K violates any zoning or other Laws. None of such real property is currently the subject of any eminent domain or condemnation proceeding.

                    (ii) Schedule L contains a correct and complete list of the locations of all inventory of the Operations, Alside, and the Subsidiaries except inventory which is in transit.

                    (iii) Except as otherwise provided herein, USS and each of the Subsidiaries, as the case may be, have good and marketable title to all equipment, vehicles, furniture, fixtures, inventory, and all other tangible and intangible personal property included within the Assets or assets of any of the Subsidiaries (except that this representation is not made with respect to equipment, vehicles, furniture, fixtures, inventory, and other tangible and intangible personal property in which USS or any of the Subsidiaries claims only a leasehold interest), in each case free and clear of Liens except for Permitted Liens. USS has no reason to believe that AMI will not acquire good and marketable title, in each case free and clear of Liens except for Permitted Liens and the Liens described on Schedule M, to such Assets at the Closing, except as such good and marketable title may be affected by any actions of AMI or the failure to comply with the bulk sales or similar Laws of any jurisdiction.

                    (iv) The lease of real property used in the Electric Cable Operation at El Dorado, Arkansas, is a valid, binding, and enforceable agreement, USS enjoys quiet enjoyment and nondisturbance of the premises leased thereunder, and USS has no reason to believe that, upon consummation of the Closing, AMI will not succeed to all of USS's rights in such lease or will not enjoy quiet enjoyment and nondisturbance of such premises other than by reason of the failure of the other parties thereto to consent to such transfer.

          L. No Defaults. Except to the extent the consents of third parties (other than governmental bodies) are required, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby by USS are events which, of themselves or with the giving of notice or the passage of time or both, will:

                    (i) constitute a violation of, conflict with, or result in any breach of, the terms, conditions, or provisions of any Law by which USS or any Subsidiary is bound (except that no representation is made with respect to bulk sales or similar Laws or concerning compliance with the Hart-Scott-Rodino Anti-trust Improvements Act of 1976 and applicable regulations thereunder) or the charter or bylaws of USS or any of the Subsidiaries;

                    (ii) result in the creation or imposition of any Lien (other than Permitted Liens) on any of the Assets to the extent USS or any Subsidiary has control over such creation or imposition other than those described in Schedule M; or

                    (iii) violate, conflict with, create a default under, or possibly result in the acceleration of the due date under, any indenture, agreement, or other instrument or any restriction by which either USS or any of the Subsidiaries is bound or to which any of them is subject.

          M. Employees. USS has delivered to AMI all employee manuals with respect to the current terms of employment that have been furnished to Employees. Set forth in a letter of even date herewith addressed to AMI from USS is a complete and correct list of the names, titles, and present annual salaries (12 times the salary paid for December 1983) of the Employees who are to be employed pursuant to Subparagraph 18.A for whom such present annual salary and bonus paid in 1983 with respect to services rendered in 1982, if any, is in excess of $50,000. The names of all directors and/or officers of each of the Subsidiaries and a description of any agreement with respect to the election or tenure of any of them as such is set forth in Schedule O.

          N. Tax Returns. The Subsidiaries have each filed, with respect to all Tax periods (or portions thereof) ending before the date hereof, all Tax returns, reports, and declarations of estimated Tax required to have been filed. Neither USS, Alside, Inc., nor any of the Subsidiaries has received a notice of deficiency or adjustment with respect to any such return or report, except as disclosed in Schedule D. The Subsidiaries have each paid all Taxes properly attributable to all Tax periods (or portions thereof) ending before the date hereof or reserved on their books and records pending payment amounts reasonably believed adequate therefor. Federal income tax waivers providing for the extension of time for assessment with respect to Alside, Inc. and the Subsidiaries are outstanding for the years subsequent to 1972.

          O. Books and Records. The books of account of Alside and the Operations are complete and current in all material respects in accordance with the system and principles of accounting regularly employed by USS in its internal accounting. The books of account of each of the Subsidiaries are complete and current in all material respects in accordance with the system and principles of accounting regularly employed by Alside with respect to each of the Subsidiaries. The minute books of the Subsidiaries contain a complete and accurate record in all material respects of any and all meetings of their respective Boards of Directors and stockholders.

          P. Investment Intent. USS intends to acquire and hold the Notes in accordance with the terms of the Investment Letter.

          Q. Assets. All of the Material fixed assets located as of May 23, 1983, on any of the real property set forth in Schedule K or on any of the premises leased pursuant to a lease set forth in Schedule J are, as of the date hereof, owned by USS or the Subsidiaries except for (i) material items of personal property under lease or operating service contracts, all of which items are listed on Schedule ID
(ii) items of material personal property disposed of having in any single case neither a net book value nor a disposition price of more than $50,000; (iii) material items of personal property disposed of having an aggregate value of less than $1,000,000 (using, for purposes of this valuation, the greater of net book value and disposition price of each such item); (iv) material items of construction, maintenance, and mobile equipment belonging to contractors and suppliers; and (v) personal belongings of employees of USS, Alside, Inc., or the Subsidiaries or third parties.

          R. Governmental Matters. No consent, approval, or authorization of, or designation, declaration, or filing with, any governmental authority or other governmental person or entity on the part of USS or any Subsidiary is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except that such representation is not made with respect to governmentally-issued licenses or permits or concerning compliance with the Hart-Scott-Rodino Anti-trust Improvements Act of 1976 and applicable regulations thereunder.

          S. Notes and Accounts Receivable. USS believes that there is an adequate allowance for the uncollectible notes and unreserved accounts receivable which are included within the Alside Assets. Attached as Schedule P is a complete and correct record for the last six calendar years of unpaid notes and accounts receivable arising out of the Operations.

          T. Consents. Schedule Q is a complete and correct list of all those agreements, leases, licenses, contracts, instruments, and rights of USS, Alside, Inc., Alside, or any of the Subsidiaries described on either Schedule I or J which by their terms expressly require the consent of, or prohibit the assignment to, a third party or parties by reason of the transactions provided for and contemplated herein.

          U. Multi-Employer Pension Plans. Schedule R contains a true copy of the statements, if any, supplied by any multi-employer pension plan of the withdrawal liabilities that USS (with respect to employees employed exclusively in connection with the Operations or Alside), Alside, Inc., or any Subsidiary would incur if any of them were to effect or incur a complete withdrawal (within the meaning of section 4203(a) of

ERISA) from such plans and USS hereby undertakes to provide AMI with any additional statements received by it prior to the Closing. Attached hereto as Schedule S is a complete and correct list of the Contribution Base Units (within the meaning of section 4001(a)(11) of ERISA) for each plan year ending within or after 1979 and prior to the Closing for all multi-employer pension plans (within the meaning of section 4001(a)(3) of ERISA) to which USS (with respect to employees employed exclusively in connection with the Operations or Alside), Alside, Inc., or any of the Subsidiaries contributed during such years.

          V. Technology. The Technology, together with the Patents and Patent Applications and all technology embodied in the machinery and equipment contained within the Assets or assets of the Subsidiaries, constitutes all of the proprietary (whether proprietary to USS or some other third party) technology which USS is using in connection with Alside and the Operations and which the Subsidiaries are using.

          W. Bulk Sales. The net book value (valued at current cost) of the materials, supplies, merchandise, and other inventory within the Assets constitutes less than 2% of the net book value (valued at current cost) of the total materials, supplies, merchandise, and other inventory of USS (on an unconsolidated basis), and USS shall certify to AMI such information on a state-by-state basis, if so requested.

          X. Merger. Alside, Inc. was merged into USS as of the close of business on December 31, 1983, and USS, as the surviving corporation, succeeded to all of Alside, Inc.'s assets and liabilities, of whatever nature.

          Y. Alside Pension Plan.

               (i) The Plan constitutes a qualified pension plan within the meaning of section 401(a) of the Code and is the subject of a favorable determination letter with respect thereto, a copy of which has been furnished to AMI.

               (ii) The Plan satisfies all applicable requirements of ERISA in all material respects.

               (iii) The unfunded past service liability under the Plan, as of the date of the last actuarial valuation (December 31, 1982), did not exceed $1,200,000.

               (iv) No accumulated funding deficiency within the meaning of section 412 of the Code exists with respect to the Plan and no waiver of any minimum funding requirement with respect to the Plan has been requested from or issued by the Internal Revenue Service under section 412 of the Code.

               (v) Neither USS nor any entity that is a party in interest under section 3(14) of ERISA by virtue of being affiliated with USS has been involved in any prohibited transaction within the meaning of section 406 of ERISA or section 4975 of the Code with respect to the Plan.

          7. REPRESENTATIONS AND WARRANTIES OF AMI. AMI warrants that the following statements and representations are true and correct as of the date hereof.

          A. Organization and Standing of AMI. AMI is a corporation duly organized and validly existing and in good standing under the laws of Delaware.

          B. Execution and Binding Effect. AMI has full power and authority to enter into and perform its obligations under this Agreement and is not subject to any charter, bylaw, Lien, agreement, indenture, or judgment which would prevent, conflict with, or be breached as a result of, the consummation of the transactions contemplated by this Agreement. Complete and correct copies of the Certificate of Incorporation and By laws of AMI as in effect on the date hereof have been delivered to USS, certified by the Secretary or Assistant Secretary of AMI. The Board of Directors of AMI has duly authorized the purchase of the Assets, assumption of the Liabilities, and the other transactions contemplated hereby and the execution, delivery, and performance of this Agreement by AMI. All stockholder approval necessary for AMI to perform the transactions contemplated hereby has been obtained. This Agreement constitutes a valid and binding agreement of AMI, enforceable in accordance with its terms, except as such may be affected by Debtor Relief Laws and subject to any equitable principles limiting the right to obtain specific performance of the obligations of AMI hereunder.

          C. Litigation. There is no action, suit, or proceeding pending or, to the knowledge of AMI, threatened, nor is there, to the knowledge of AMI, any investigation or inquiry pending or threatened, at law or in equity, against AMI or involving the possibility of any judgment, order, or other decision, which action, suit, proceeding, investigation, or inquiry might materially impair the ability of AMI to duly perform its obligations under this Agreement, including payment of the Notes.

          D. Notes and Security Agreements. The Notes and the Security Agreements have been duly authorized and, when executed, issued (in the case of Notes), and delivered (in the case of the Security Agreements), will be valid and binding agreements of AMI, enforceable in accordance with their respective terms, except as such may be affected by Debtor Relief Laws and subject to any equitable principles limiting the right to obtain specific performance of the obligations of AMI. Assuming the veracity of the information contained in the Investment Letter, the Notes will not required the approval of any governmental authority for their issuance.

          E. Governmental Matters. No consent, approval, or authorization of, or designation, declaration, or filing with, any governmental authority or other governmental person or entity on the part of AMI is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby. The foregoing representation, to the extent it relates to the absence of any registration requirement under federal, or state securities or "blue sky" Laws, assumes the veracity of the information contained in the Investment Letter. No filing is required in connection with the transactions contemplated hereby under the Hart-Scott-Rodino Anti-trust Improvements Act of 1976.

          F. No Defaults. Except to the extent the consents of third parties (other than governmental bodies) are required, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby by AMI are events which, of themselves or with the giving of notice or the passage of time or both, will:

               (i) constitute a violation of, conflict with, or result in any breach of, the terms, conditions, or provisions of any Law by which AMI is bound or the charter or bylaws of AMI (provided that no representation is made with respect to bulk sales or similar Laws and that such representation made with respect to any registration requirements under federal or state securities or "blue sky" Laws assumes the veracity of the information contained in the Investment Letter;

               (ii) result in the creation or imposition of any Lien (other than Permitted Liens) on any of the Assets to the extent AMI has control over such creation or imposition, other than those described in Schedule N and the mortgage and security interest of USS created pursuant to the Security Agreements; or

               (iii) violate, conflict with, create a default under, or possibly result in the acceleration of the due date under, any indenture, agreement, or other instrument or any restriction by which AMI is bound or to which it is subject.

          G. Investment Intent. AMI is not acquiring the Assets with a view towards the sale or distribution of any security which constitutes a part or may be issued in respect thereof. In acquiring the Assets, AMI is acting solely on its own behalf and not as an agent, broker, finder, or otherwise on behalf of any third party or parties.

          H. Liens and Encumbrances. Other than as set forth in the Security Agreements or in Schedule N and except for Permitted Liens, AMI has created no Liens.

          I. ERISA. The funds used to acquire the Assets shall not be out of any "Separate Account" as defined in ERISA if the result would be a prohibited transaction.

          J. Information Supplied. AMI and its authorized representatives have been supplied to their satisfaction with answers to all questions they have asked concerning information contained in the accounting records of USS and Alside, Inc.

          K. Financial Statements. The balance sheet of AMI attached hereto as Schedule T fairly reflects the financial position of AMI as of December 31, 1983.

          L. Ownership of AMI. All of the shares of capital stock of AMI are owned, of record and beneficially, as set forth in Schedule U as of January 30, 1984.

          M. Financing Status. AMI has delivered to USS all final documents with respect to its financing of the transactions contemplated hereunder as such documents have become available.

          8. COVENANTS OF THE PARTIES PENDING CLOSING.

          8.01 Affirmative Covenants of USS.

          Pending the Closing, USS will or will cause each of the Operations, Alside, and each of the Subsidiaries to:

               A. Access. At the reasonable request of AMI from time to time, give or cause to be given to AMI and its officers, employees, accountants, counsel, and accredited representatives: (i) upon 24 hours' notice (which notice need not be in writing), full access during normal business hours to all of the property, accounts, books, minute books, deeds, papers, insurance policies, licenses, agreements, contracts, commitments, Tax returns applicable to the Operations, Alside, Alside, Inc., or the Subsidiaries or the Assets and the assets of any of the Subsidiaries (but not to any portion of any Tax return of USS other than those portions applicable exclusively to the Operations, Alside, Alside, Inc., or any of the Subsidiaries or the Assets), records, and files of every character, equipment, machinery, fixtures, furniture, vehicles, notes and accounts payable and receivable, and inventories of either of the Operations, Alside, Alside, Inc., or any of the Subsidiaries; and (ii) all information concerning the affairs of either of the Operations, Alside, Alside, Inc., or any of the Subsidiaries, including unaudited balance sheets, profit and loss statements, and any other information concerning the financial condition of either of the Operations, Alside, Alside, Inc., or any of the Subsidiaries, provided that each such person first enter into an agreement with USS to maintain in confidence any information obtained as a result thereof substantially in the form of the agreement entered into by William W. Winspear on January 18, 1983.

               B. Conduct of Business. Conduct the business and operations of the Operations, Alside, and the Subsidiaries in the ordinary course and, in so doing, use its diligent efforts to preserve the business and organization of the Operations, Alside, and the Subsidiaries and preserve their respective relationships with employees, suppliers, customers, lessors, and others having business relationships with each of them.

               C. Notice of Developments. Notify AMI of any material problems or developments with respect to the business or operations of either the Operations, Alside, or any of the Subsidiaries.

               D. Notice of Breach. Promptly upon becoming aware thereof, give detailed written notice to AMI of the occurrence of, or the impending or threatened occurrence of, any event which would cause or constitute a breach, or would have caused or constituted a breach had such event occurred or been known to USS prior to the date of this Agreement, of any of its representations and warranties contained or referred to in this Agreement or in any document delivered in accordance with the terms hereof.

               E. Obtaining Consents. Pursuant to AMI's request, use diligent efforts to obtain or cause to be obtained all consents requested by AMI. Pursuant to AMI's request with respect to any such agreements, leases, licenses, contracts, instruments, and rights listed on Schedule I or J, USS will use diligent efforts to obtain or cause to be obtained all certificates of the other parties thereto (i) to the effect that neither of the Operations, Alside, nor any of the Subsidiaries is in default thereunder nor has any event occurred that, with notice and/or lapse of time, would be a default thereunder and (ii) as to all other matters reasonably requested by AMI; provided that USS shall not be required to offer or pay any consideration to the person from whom such consent or certificate is to be obtained unless AMI agrees to reimburse USS for such consideration.

               F. Notice of Litigation. Upon becoming aware thereof, immediately notify AMI of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder or of any notice from any Tribunal of its intention to institute an investigation into, or institute a suit or proceeding to restrain or enjoin the consummation of, this Agreement or such transactions or to nullify or render ineffective this Agreement or such transactions if consummated.

               G. Permits, Licenses, and Bonds. As soon as practicable, prepare and deliver to AMI a list of all bonds and governmentally-issued licenses and permits currently in effect for the Operations, Alside, and the Subsidiaries to carry on their current activities and operations or with respect to which USS or any Subsidiary has received notice that it should obtain such bond, license, or permit, and take all action reasonably requested by AMI in order for AMI and the Subsidiaries to obtain (by assignment or otherwise) or retain, as appropriate, no later than the Closing Date, all bonds and governmentally-issued licenses and permits necessary for AMI and the Subsidiaries to carry on the same activities and operations as are carried on by the Operations, Alside, and the Subsidiaries at the Closing Date; provided that USS shall not be required to offer or pay any consideration to the person from whom such bond, license, or permit is to be obtained unless AMI agrees to reimburse USS for such consideration.

               H. Multi-Employer Pension Plans. As soon as practicable, USS will request each multi-employer pension plan (within the meaning of section 4001(a)(3) of ERISA) to which USS, Alside, Inc., or any of the Subsidiaries were obligated to contribute with respect to the Operations, Alside, Alside, Inc., or any of the Subsidiaries to provide (i) a statement of the withdrawal liabilities USS, Alside, or any Subsidiary would incur if any of them were to effect or incur a complete with-drawal (within the meaning of section 4203(a) of ERISA) from such plans, (2) the date and calculations upon which such statement is based, (3) the total unfunded vested benefits under such plan for each plan year ending between 1978 and prior to the Closing, and (4) the Contribution Base Units for all employers under such plans for each of such plan years.

          8.02 Negative Covenants of USS.

          Between the date of this Agreement and the Closing Date, without the written consent of AMI, USS covenants that it will not take, and it will cause the Operations, Alside, and each of the Subsidiaries not to take, any action which will cause the representations and warranties that are to be made on the Closing Date by USS not to be true and correct as of such date.

          8.03 Affirmative Covenants of AMI

          Pending the Closing, AMI will:

               A. Notice of Developments. Notify USS of any material problems or developments with respect to the business or operations of AMI or with respect to its financing of the transactions contemplated hereunder and promptly furnish USS with copies of any final documents with respect to such financing as they become available.

               B. Notice of Breach. Promptly upon becoming aware thereof, give detailed written notice to USS of the occurrence of, or the impending or threatened occurrence of, any event which would cause or constitute a breach, or would have caused or constituted a breach had such event occurred or been known to AMI prior to the date of this Agreement, of any of its rep-representations and warranties contained or referred to in this

Agreement or in any document delivered in accordance with the terms hereof.

               C. Notice of Litigation. Upon becoming aware thereof, immediately notify USS of any order or decree or any complaint praying for an order or decree restraining or en-joining the consummation of this Agreement or the transactions contemplated hereunder or of any notice from any Tribunal of its intention to institute an investigation into, or institute a suit or proceeding to restrain or enjoin the consummation of, this Agreement or such transactions or to nullify or render ineffective this Agreement or such transactions if consummated.

          9. CONDITIONS TO THE CLOSING OF AMI. The obligation of AMI to proceed with the Closing shall be subject to the fulfillment of the following conditions (unless expressly waived in writing by AMI) on or prior to the Closing Date:

               A. Compliance with Agreement. USS shall have performed all of the covenants and agreements as set forth in this Agreement to be performed by it at or prior to the Closing, and USS shall have so certified to AMI.

               B. Representations True. The representations and warranties of USS shall be true on the Closing Date, as if made on such date, and there shall be no breach of any representation or warranty of USS herein contained, except, in either case, for changes provided for or contemplated by this Agreement, and USS shall have so certified to AMI.

               C. Consents. AMI shall have received all consents and certificates requested by it pursuant to Subparagraph 8.01.E.

               D. Noncompetition and Confidentiality Agreement. USS shall have entered into a Noncompetition and Confidentiality Agreement in form and substance satisfactory to AMI.

               E. Investment Intent. USS shall have executed and delivered to AMI the Investment Letter with respect to the Notes.

               F. No Litigation. No action or proceeding shall be pending or threatened that is challenging or investigating the validity of this Agreement or seeking to delay, or demanding damages in the case of, the consummation of the transactions for which this Agreement provides which, in the reasonable opinion of counsel for AMI, is material to the transactions herein contemplated.

               G. Certificates, Etc. USS shall have delivered to AMI, in substance and form satisfactory to AMI's counsel, such certificates, documents, and instruments as AMI's counsel may reasonably request in order to give evidence of the authority of USS to enter into and to perform this Agreement and to give effect to the transactions contemplated hereby.

               H. Opinion. AMI shall have received an opinion, dated as of the Closing Date, from the General Counsel or Assistant General Counsel-Corporate of USS, in form and substance satisfactory to AMI's counsel.

               I. Transfer of Assets. USS shall have executed and delivered all such conveyances, deeds of special warranty, assignments, bills of sale, stock powers, and other documents or instruments of transfer and all such other papers necessary to vest in AMI all of its respective right, title, and interest in, to, and under the Assets to be acquired as specified in Paragraph 2 in the manner contemplated herein, in form and substance satisfactory to AMI's counsel.

               J. Resignation of Present Officers and Directors. USS shall have delivered or caused to be delivered to AMI the written resignations of such officers and directors of each of the Subsidiaries as may be requested by AMI.

               K. Employee Contracts and Covenants. USS shall have assigned to AMI by appropriate instrument delivered at the Closing all its right, title, and interest in, to, and under employment contracts, covenants not to compete, and similar agreements, if any, with any of the Employees employed by AMI pursuant to Subparagraph 18.A.

               L. Collection of Receivables. USS shall have constituted and appointed AMI and its successors and assigns, effective from and after the Closing Date, the true and lawful attorneys for USS, solely with respect to each of the Operations and Alside, pursuant to a power of attorney that is mutually agreed upon by the parties hereto, so that AMI shall have the right and authority to collect for its own account all accounts receivable and similar items which are a part of the Assets and to endorse (but only for deposit in the accounts of AMI) with the name of USS or Alside, Inc., as the case may be, any checks or drafts received in payment of any such items; provided AMI shall submit monthly to USS summaries of such action and copies of, or access to, all relevant documentation.

               M. Title Insurance. AMI shall have obtained at its own expense, title insurance policies issued by title insurance companies satisfactory to AMI, insuring title to all real property and the leasehold interest in all real property included in the Assets or assets of the Subsidiaries in amounts and containing terms and provisions satisfactory to AMI.

               N. Banks and Powers of Attorney. USS shall have delivered to AMI a correct and complete list, as of the Closing Date, setting forth the name of each bank in which USS (with respect to either of the Operations or Alside) or any of the Subsidiaries has an account or safe deposit box, the names of the persons authorized to draw thereon or to have access thereto, and the name of each person holding a power of attorney from USS (with respect to either of the Operations or Alside) or any of the Subsidiaries. To the extent requested by AMI with respect to any such bank account or safe deposit box that AMI acquires or that belongs to any Subsidiary, the names of the persons authorized to draw thereon or to have access thereto shall have been modified. To the extent requested by AMI, any such power of attorney shall have been revoked.

               O. Increase in Fixed Assets. The aggregate net book value of the fixed assets of the Operations, Alside, and the Subsidiaries, as reflected in the Net Worth as of the Closing Date, shall be no more than $500,000 greater than the aggregate net book value of the fixed assets of the Operations, Alside, Inc., and the Subsidiaries as of December 31, 1983.

               P. Pre-Closing Financial Statements. USS shall have delivered to AMI a detailed statement of accounts receivable and inventory of Alside and the Operations as of the end of the last month prior to the Closing Date for which USS internal financial reports shall be available in the form attached hereto as Schedule W.

               Q. Financing. AMI shall have obtained satisfactory financing for the transactions contemplated hereby.

               R. Amercable. AMI shall have obtained satisfactory evidence that
C. Glen Beattie owns, of record and beneficially, all of the outstanding capital stock of Amercable Corp.

               S. Permits, Licenses, and Bonds. AMI and the Subsidiaries shall have obtained (by legally effective assignment or otherwise) or retained, as appropriate, such bonds and such governmentally-issued licenses and permits as may be necessary for AMI and the Subsidiaries to carry on the same activities and operations that the Operations, Alside, and the Subsidiaries are carrying on immediately prior to the Closing.

               T. Research Contract. USS and AMI shall have entered into an agreement, in form and substance satisfactory to AMI, for USS to provide to AMI the same research services for the Tire Cord Operation as are budgeted for the Tire Cord Operation in the authorized USS 1984 Research Budget. AMI shall pay USS for such services fees equal to USS's then prevailing fees to third parties. Such agreement shall be effective through December 31, 1984, with provision for a one-year renewal on mutually acceptable terms and conditions.

               U. Pension Liability. AMI shall have obtained USS's good faith estimate of the amounts that would be payable by AMI pursuant to Subparagraph 18.G if the events giving rise to AMI's liability thereunder were to occur on the Closing Date.

          10. CONDITIONS TO CLOSING OF USS.

          The obligation of USS to proceed with the Closing under the Agreement shall be subject to the fulfillment of the following conditions (unless expressly waived in writing by USS) on or prior to the Closing Date:

               A. Compliance with Agreement. AMI shall have performed all of the covenants and agreements as set forth in this Agreement to be performed by it at or prior to the Closing Date and AMI shall have so certified to USS.

               B. Representations True. The representations and warranties of AMI shall be true on the Closing Date, as if made on such date, and there shall be no breach of any representations or warranties of AMI herein contained, except, in either case, for changes provided for or contemplated by this Agreement, and AMI shall have so certified to USS.

               C. Opinion. USS shall have received an opinion, dated as of the Closing Date, from counsel for AMI, in form and substance satisfactory to USS.

               D. No Litigation. No action or proceeding shall be pending or threatened that is challenging or investigating the validity of this Agreement or seeking to delay, or demanding damages in case of, the consummation of the transactions for which this Agreement provides which, in the reasonable opinion of counsel for USS, is material to the transactions herein contemplated.

               E. Certificates, Etc. AMI shall have delivered to USS, in substance and form satisfactory to counsel to USS, such certificates, documents and instruments as counsel to USS may reasonably request in order to give evidence of the authority of AMI to enter into and perform this Agreement and to give effect to the transactions contemplated hereby.

               F. Condition of No Default. No event shall have occurred and be continuing on the Closing Date which, with notice or lapse of time or both, would constitute a default or an event of default with respect to any of the Notes or under the Security Agreements.

               G. Financing. AMI shall have obtained financing on terms and conditions at least as favorable to it as the terms set forth on Schedule Y.

               H. Assumption of Liabilities. AMI shall have executed and delivered all such assignments, assumption agreements, and other documents or instruments necessary for AMI to assume, or to evidence the assumption by AMI of, or AMI's agreement to perform, the Liabilities to be assumed pursuant to Paragraph 3 in the manner contemplated herein, in form and substance satisfactory to counsel to USS.

          11. FURTHER ASSURANCES. From and after the Closing Date, upon the reasonable request of the other party hereto, AMI and USS shall cooperate with each other and perform all such further acts and shall execute, acknowledge, and deliver all such further deeds, assignments, transfers, conveyances, powers of attorney, instruments, documents, agreements, and assurances as may be required to convey and transfer to, and vest in, AMI all the Assets to be acquired as specified in Paragraph 2, to protect AMI's right, title, and interest in and enjoyment of all such Assets, to provide for the assumption of the Liabilities to be assumed pursuant to Paragraph 3, and as may be appropriate otherwise to carry out the transactions contemplated by this Agreement.

          12. INDEMNIFICATION OF AMI.

               A. General. From and after the Closing, subject to the conditions hereinafter set forth, USS shall indemnify and hold harmless each AMI Indemnitee against any Losses caused by or arising out of (i) any claim made against the AMI Indemnitee in respect of any liabilities or obligations of USS or any Subsidiary (whether absolute or contingent) other than the Liabilities to be assumed pursuant to Paragraph 3; (ii) any breach or default in the performance by USS of any covenant or agreement of USS contained in this Agreement or any agreement, certificate, document, or instrument delivered in connection with the transactions contemplated hereby, (iii) any breach of warranty or inaccurate or erroneous representation made as of the date hereof or as of the Closing Date by USS herein or in any agreement, certificate, document, or instrument delivered by or on behalf of USS in connection with the transactions contemplated hereby; and (iv) the failure of USS or AMI to comply with bulk sales, fraudulent conveyance, or similar Laws of any jurisdiction in connection with the sale of the Assets; provided, however, that such indemnification shall not apply to (a) any Losses suffered by any AMI Indemnitee which arise pursuant to (ii) or (iii) above if the existence and the extent of such breach, default, breach of warranty, inaccurate or erroneous representation is made known in writing to AMI or the holder of any obligation incurred by AMI in connection with its financing of the acquisition of the Assets prior to or as of the Closing Date and AMI nevertheless proceeds with the Closing or (b) any Losses suffered by any AMI Indemnitee which arise pursuant to (iv) above to the extent they relate to claims of a creditor asserting a bulk sales violation arising with respect to a Liability to be assumed pursuant to Paragraph 3 if AMI or the holder of any obligation incurred by AMI in connection with its financing of the acquisition of the Assets fails to notify USS of such claim within 15 Business Days after receiving notice there of or to the extent a claim therefor is asserted more than 18 months after the Closing Date. In the event that USS is required to make a payment to an AMI Indemnitee by reason of this Paragraph 12, USS shall pay the AMI Indemnitee an additional amount which, after deduction of all Taxes required to be paid by the AMI Indemnitee with respect to the receipt of such amount (after giving credit for any savings in respect of any such Taxes by reason of deductions, credits, or allowances in respect of the payment of the Losses indemnified against and any other such Taxes), shall be equal to the amount of such payment.

               B. Requirements for Indemnification or Reimbursement.

                    (i) The AMI Indemnitee shall, as promptly as reasonably possible (and in no event more than 60 days) after the AMI Indemnitee (which in the case of AMI, shall mean an officer of AMI) (a) receives notice or demand from a third party, if indemnification is sought for a claim by a third party, including any taxing authority, provided, however, that if such claim is the subject of a judicial or administrative proceeding, the AMI Indemnitee shall give notice to USS, which may be verbal, within 15 Business Days after the AMI Indemnitee's receipt of such notice or demand (or such shorter period of time that ends two Business Days prior to the Date on which the failure to respond to such proceeding would materially prejudice USS's or the AMI Indemnitee's position in such proceeding), and the failure to so notify USS shall relieve USS of any duty to indemnify which otherwise might exist with regard to such claim, or (b) becomes aware of an alleged breach of any warranty, representation, agreement, or covenant made by USS in this Agreement or in any agreement, certificate, document, or instrument delivered in connection with the transactions contemplated hereby (in the case of any other claim for indemnification), notify USS of the facts and circumstances with respect to any claim by the AMI Indemnitee pursuant to the terms hereof and of the fact that the AMI Indemnitee is seeking indemnification hereunder.

                    (ii) USS shall not be liable to the AMI Indemnitee for any Losses, except to the extent that the AMI Indemnitee has made a claim therefor by notifying USS that a specific state of facts giving rise to such Losses exists and that the AMI Indemnitee intends to seek indemnification hereunder with respect thereto within the time limits set forth in this Subparagraph 12.B(ii) as well as those set forth in Subparagraph 12.B(i). Subject to compliance with Subparagraph 12.B(i), with respect to any Loss arising from any Proceeding related to a Tax, such claim must be asserted by the AMI Indemnitee prior to the expiration of 60 days following the date on which the running of the statute of limitations with respect to the Tax involved shall bar the assessment and collection of such Tax. With respect to any other Loss, such claim must be asserted within three years from the Closing Date, unless such claim relates to any agreement or covenant to be performed after the Closing Date, in which case such claim must be asserted within three years from the date such agreement or covenant is alleged to have been breached.

               C. Contest Rights.

                    (i) Right to Contest and Defend.

                         (a) By USS. Following notice by the AMI Indemnitee to USS of a Proceeding, in accordance with Subparagraph 12.B(i), USS shall have 30 days to notify the AMI Indemnitee that it intends to contest and defend by all appropriate legal proceedings such Proceeding (which notice shall include an acknowledgement by USS of its liability under this Agreement for all Losses occasioned by such Proceeding and the facts giving rise thereto), in which case USS shall be entitled thereafter to conduct such defense. Any such contest may be conducted by USS in the name of and on behalf of USS, Alside, Inc., any of the Subsidiaries, the AMI Indemnitee, or any or all of them, as may be appropriate. The costs and expenses of any such contest conducted by USS shall be borne by USS. So long as USS is conducting the defense in accordance with this Agreement, the AMI Indemnitee shall have the right to participate in the Proceeding and to be represented by attorneys of its own shoosing, provided that if the AMI Indemnitee chooses to be represented by attorneys of its own choosing while USS is conducting the defense in accordance with the terms hereof, the AMI Indemnitee shall bear the costs and expenses of such representation and, except to the extent limited herein, USS shall have full authority to determine all action to be taken with respect to such contest, after consultation with the attorneys of the AMI Indemnitee. If USS elects either to participate in the defense of such Proceeding or to assume the defense thereof, the AMI Indemnitee agrees to cooperate and make available to USS and USS's representatives (without charge) all employees, information, books, and records reasonably necessary or useful in connection with the defense. If USS assumes the defense of a Proceeding, USS also agrees to afford the AMI Indemnitee and its counsel the opportunity to be present at, and participate in, conferences with all persons, including governmental authorities, related to a Proceeding and conferences with representatives of or counsel for such persons.

                         (b) By the AMI Indemnitee. If USS fails to give timely notice of assumption of the defense, USS shall no longer be entitled to conduct such defense and the AMI Indemnitee shall have no obligation to contest such Proceeding. The costs and expenses of any such content conducted by the AMI Indemnitee shall be treated as a Loss hereunder; provided, however, that no charge shall be made for the services of employees of AMI or any AMI Indemnitee. So long as the AMI Indemnitee is conducting the defense of such Proceeding in accordance with this Agreement, USS shall have the right to participate in such Proceeding and to be represented by attorneys of its own choosing, provided that if USS chooses to be represented by attorneys of its own choosing while the AMI Indemnitee is conducting the defense in accordance with the terms hereof, it shall bear the costs and expenses of such representation and the AMI Indemnitee shall have full authority to determine all action to be taken with respect to such contest, after consultation with the attorneys of USS. So long as the AMI Indemnitee is conducting the defense of such Proceeding, the AMI Indemnitee agrees to afford USS and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including governmental authorities, related to such Proceeding and conferences with representatives of or counsel for such persons.

                         (c) Settlement by USS. USS may not agree to the settlement or compromise of any Proceeding that is subject to this Paragraph 12 unless (1) the AMI Indemnitee gives its prior written consent or (2) the terms of the compromise or settlement of such Proceeding provide that the AMI Indemnitee shall have no responsibility for discharge of the amount agreed upon and that such compromise or settlement discharges all rights against the AMI Indemnitee with respect to such Proceeding and the AMI Indemnitee has not, within 15 Business Days after having received notice from USS of the proposed settlement or compromise, given USS notice that it in good faith reasonably believes that such settlement or compromise will jeopardize its ability to prevail on issues similar to the issues that are the subject of such Proceeding.

                    (ii) Cooperation. The parties hereto agree to cooperate with each other and their counsel in contesting any Proceeding that is subject to this Paragraph 12 which the other would like to contest or; if appropriate, making any conterclaim against the third parties involved in the Proceeding or in a cross-complaint against any person.

               D. Offset Rights. If and to the extent that AMI owes money to USS that is due at the time USS owes money to AMI (but not any other AMI Indemnitee) pursuant to this Paragraph 12, AMI may offset such amounts owed; provided USS, has acknowledged in writing its obligation to pay such money to AMI or been finally adjudged by a court of competent jurisdiction to be liable therefor.

          13. INDEMNIFICATION OF USS.

               A. General. From and after the Closing, subject to the conditions hereinafter set forth, AMI shall indemnify and hold harmless each USS Indemnitee against any Losses caused by or arising out of (i) any claim made against the USS Indemnitee in respect of any of the Liabilities to be assumed pursuant to Paragraph 3, (ii) any breach or default in the performance by AMI of any covenant or agreement of AMI contained in this Agreement or any agreement, certificate, document, or instrument delivered in connection with the transactions contemplated herby, (iii) any breach of warranty or inaccurate or erroneous representation made as of the date hereof or as of the Closing Date by AMI herein or in any agreement, certificate, document, or instrument delivered by or on behalf of AMI in connection with the transactions contemplated hereby, or (iv) any Act of AMI; provided, however, that such indemnification shall not apply to any Losses suffered by any USS Indemnitee which arise pursuant to (ii) or (iii) above if the existence and extent of such breach, default, breach of warranty, inaccurate or erroneous representation is made known in writing to USS prior to or as of the Closing Date and USS nevertheless proceeds with the Closing. In the event that AMI is required to make a payment to a USS Indemnitee by reason of this Paragraph 13, AMI shall pay the USS Indemnitee an additional amount which, after deduction of all Taxes required to be paid by the USS Indemnitee with respect to the receipt of such amount (after giving credit for any savings in respect of any such Taxes by reason of deductions, credits, or allowances in respect of the payment of the Losses indemnified against and any other such Taxes), shall be equal to the amount of such payment.

               B. Requirements for Indemnification or Reimbursement.

                    (i) The USS Indemnitee shall, as promptly as reasonably possible (and in no event more than 60 days) after the USS Indemnitee (which in the case of USS or Alside, shall mean an officer of USS) (a) receives notice or demand from a third party, if indemnification is sought for a claim by a third party, including any taxing authority; provided, however, that if such claim is the subject of a judicial or administrative proceeding, the USS Indemnitee shall give notice to AMI, which may be verbal, within 15 Business Days after the USS Indemnitee's receipt of such notice or demand (or such shorter period of time that ends two Business Days prior to the date on which the failure to respond to such proceeding would materially prejudice AMI's or the USS Indemnitee's position in such proceeding), and the failure to so notify AMI shall relieve AMI of any duty to indemnify which otherwise might exist with regard to such claim, or (b) becomes aware of an alleged breach of any warranty, representation, agreement, or covenant contained in this Agreement or in any agreement, certificate, document, or instrument delivered in connection with the transactions contemplated hereby (in the case of any other claim for indemnification), notify AMI of the facts and circumstances with respect to any claim by the USS Indemnitee pursuant to the terms hereof and the fact that the USS Indemnitee is seeking indemnification hereunder.

                    (ii) AMI shall not be liable to the USS Indemnitee for any Losses, except to the extent that the USS Indemnitee has made a claim therefor by notifying AMI that a specific state of facts giving rise to such Losses exists and that the USS Indemnitee intends to seek indemnification hereunder with respect thereto within the time limits set forth in this Subparagraph 13.B(ii) as well as those set forth in Subparagraph 13.B(i). Subject to compliance with Subparagraph 13.B(i), with respect to any Loss arising from any Proceeding related to a Tax, such claim must be asserted by the USS Indemnitee prior to the expiration of 60 days following the date on which the running of the statute of limitations with respect to the Tax involved shall bar the assessment and collection of such Tax. With respect to any other Loss, such claim must be asserted within three years from the Closing Date, unless such claim relates to any agreement or covenant to be performed after the Closing Date, in which case such claim must be asserted within three years from the date such agreement or covenant is alleged to have been breached.

               C. Contest Rights.

                    (i) Right to Contest and Defend.

                         (a) By AMI. Following notice by the USS Indemnitee to AMI of a Proceeding, in accordance with Subparagraph 13.B(i), AMI shall have 30 days to notify the USS Indemnitee that it intends to contest and defend by all appropriate legal proceedings such

          Proceeding (which notice shall include an acknowledgement by AMI of its liability under this Agreement for all Losses occasioned by such Proceeding and the facts giving rise thereto), in which case AMI shall be entitled thereafter to conduct such defense. Any such contest may be conducted by AMI in the name of and on behalf of the USS Indemnitee, Alside, any of the Subsidiaries, AMI, or any or all of them, as may be appropriate. The costs and expenses of any such contest conducted by AMI shall be borne by AMI. So long as AMI is conducting the defense in accordance with this Agreement, the USS Indemnitee shall have the right to participate in the Proceeding and to be represented by attorneys of its own choosing, provided that if the USS Indemnitee chooses to be represented by attorneys of its own choosing while AMI is conducting the defense in accordance with the terms hereof, the USS Indemnitee shall bear the costs and expenses of such representation and, except to the extent limited herein, AMI shall have full authority to determine all action to be taken with respect to such contest, after consultation with the attorneys of the USS Indemnitee. If AMI elects to either participate in the defense of such Proceeding or to assume the defense thereof, the USS Indemnitee agrees to cooperate and make available to AMI and its representatives (without charge) all employees, information, books, and records reasonably necessary or useful in connection with the defense. If AMI assumes the defense of a Proceeding, AMI also agrees to afford the USS Indemnitee and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including governmental authorities, related to a Proceeding and conferences with reprsentatives of counsel for such persons.

                         (b) By the USS Indemnitee. If AMI fails to give timely notice of assumption of the defense, AMI shall no longer be entitled to conduct such defense and the USS Indemnitee shall have no obligation to contest such Proceeding. The costs and expenses of any such contest conducted by the USS Indemnitee shall be treated as a Loss hereunder; provided, however, that no charge shall be made for the services of employees of USS or the USS Indemnitee. So long as USS is conducting the defense of such Proceeding in accordance with this Agreement, AMI shall have the right to participate in such Proceeding and to be represented by attorneys of its own choosing, provided that if AMI chooses to be represented by attorneys of its own choosing while USS is conducting the defense in accordance with the terms hereof, it shall bear the costs and expenses of such representation and USS shall have full authority to determine all action to be taken with respect to such contest, after consultation with the attorneys of AMI. So long as USS is conducting the defense of such Proceeding, the USS Indemnitee agrees to afford AMI and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including governmental authorities, related to such Proceeding and conferences with representatives of or counsel for such persons.

                         (c) Settlement by AMI. AMI may not agree to the settlement or compromise of a Proceeding that is subject to this Paragraph 13 unless (i) the USS Indemnitee gives its prior written consent or (ii) the terms of the compromise or settlement of such Proceeding provide that the USS Indemnitee shall have no responsibility for discharge of the amount agreed upon and that such compromise or settlement discharges all rights against the USS Indemnitee with respect to such Proceeding and the USS Indemnitee has not, within 15 Business Days after having received notice from AMI of the proposed settlement or compromise, given AMI notice that it in good faith reasonably believes that such settlement or compromise will jeopardize its ability to prevail on issues similar to the issues that are the subject of such Proceeding.

                    (ii) Cooperation. The parties hereto agree to cooperate with each other and their counsel in contesting any Proceeding that is subject to this Paragraph 13, which the other would like to contest or, if appropriate, making any counterclaim against the third parties involved in the Proceeding or in a cross-complaint against any person.

               D. Offset Rights. If and to the extent that USS owes money to AMI that is due at the time AMI owes money to USS (but not any other USS Indemnitee) pursuant to this Paragraph 13, USS may offset such amounts owed; provided AMI has acknowledged in writing its obligation to pay such money to USS or been finally adjudged by a court of competent jurisdiction to be liable therefor.

          14. RISK OF LOSS. If any part of the Assets to be acquired as specified in Paragraph 2 or assets of the Subsidiaries having a net book value in excess of $2,500,000 (as indicated in the internal accounting records of USS or the Subsidiaries) is hereafter lost or destroyed by fire or other casualty prior to the Closing Date, USS shall give prompt notice thereof to AMI and, in such event, AMI shall be limited to the exercise of the following rights, all at its option:

               A. Postpone Agreement. AMI may elect to postpone the Closing Date to a date no more than 45 days following the date on which notice of such loss or destruction is given to AMI, during which period AMI shall retain the right to terminate pursuant to Subparagraph B of this Paragraph or proceed pursuant to Subparagraph C of this Paragraph; or

               B. Terminate Agreement. AMI may terminate this Agreement provided it gives notice of such election to USS at any time prior to a date 30 days following the date on which such notice of such loss or destruction is given to AMI; or

               C. Proceed with Agreement. If AMI does not terminate this Agreement in accordance with Subparagraph 14.3, it shall proceed with the Closing (assuming all conditions to its obligation to proceed with the Closing are fulfilled, except to the extent prevented by such loss or destruction) in which event, at its option, AMI may either reduce the Purchase Price by an amount equal to such net book value of the Assets or assets or the Subsidiaries lost or destroyed or accept in lieu of such a reduction the proceeds of any policies of insurance which covered the Asset(s) or asset(s) lost or destroyed.

          15. POST-CLOSING COVENANTS. USS and AMI agree that:

               A. Telephone Network. For a period of 60 days after the Closing Date, AMI shall be permitted to continue to utilize at the Electric Cable Operation, to the extent utilized at the Closing Date, at the cost then being charged by USS to the Electric Cable Operation, the "steelcom" telephone network.

               B. Access to Records. AMI and USS agree to the following with respect to the books and records related to the Assets, the assets of the Subsidiaries, and the Operations and activities of the Operations, Alside, Alside, Inc., and the Subsidiaries prior to the Closing Date (the "Old Records") and with respect to the books and records related to the operations and activities of AMI and the Subsidiaries after the Closing Date (the "New Records"): (i) USS will provide access to the

Old Records to AMI and its representatives, free of charge; (ii) USS will not destroy, transfer, or dispose of any Old Records without giving AMI at least 45 days notice of its intention to do so, during which time AMI may retrieve and thereafter exclusively control such Old Records, free of charge; (iii) USS will store any Old Records AMI sends to it, free of charge; (iv) USS will store and provide access to AMI and its representatives any New Records AMI sends to it, free of charge, for so long as USS desires the right to inspect New Records set forth below; (v) AMI will provide USS and its representatives access to the New Records to the extent such New Records are reasonably related to the assertion or defense of a claim under Paragraph 12 or 13, free of charge; (vi) AMI will not destroy, transfer, or dispose of any Old Records but will send them to USS for storage (unless AMI has obtained exclusive control over such records pursuant to (ii) above); and (vii) AMI will provide USS and its representatives access to the Old Records, free of charge.

               [C. Intentionally Omitted.]

               D. USS Services. USS shall, for a period not to extend beyond June 30, 1984, make available to AMI (i) the services of personnel knowledgeable in the manner in which USS has accounted for the Operations, to the extent such personnel are employed by USS; (ii) accounting data processing services as currently used in respect of the Operations; and (iii) the services of engineering personnel knowledgeable in the operations historically conducted by USS in respect of the Operations, to the extent such personnel are currently employed, in each case to assist AMI and act at AMI's direction so that AMI may continue the businesses of the Operations uninterrupted. Such services shall be provided upon such terms and conditions as the parties may agree upon prior to the Closing, and AMI shall pay USS for such services fees equal to USS's prevailing fees from time to time, if such services are regularly offered by USS to third parties, or, if not so offered, at fees equal to 106% of USS's standard charging rates therefor, as determined in accordance with USS's standard practices; provided, however, that AMI shall not make significant use of such accounting personnel beyond 60 days after Closing Date.

               E. Purchase Price Allocation. USS shall not take a position contrary to that of AMI with respect to the allocation of the Purchase Price among the Assets and the useful lives selected for such Assets; provided such allocation is, in the opinion of USS, reasonable and provided further, that this provision shall not limit or restrict the right of USS to file tax returns for periods prior to the Closing Date using such useful lives for the Assets as USS, in its sole discretion, determines.

               F. Collection of Receivables. USS will deliver to AMI any cash or other property that it may receive from and after the Closing Date in respect of the Assets to be acquired as specified in Paragraph 2 or assets of any Subsidiary or the Liabilities to be assumed pursuant to Paragraph 3 or liabilities of any Subsidiary and AMI will deliver to USS as appropriate, any cash or other property that it may receive from and after the Closing Date to which USS is entitled.

               G. Net Worth Statement. Not later than 30 days after the Closing Date, USS, after consultation with AMI, shall deliver to AMI a statement of the Net Worth determined as of the date specified in Paragraph 5. Such statement shall be conclusive and binding on the parties, unless objected to by AMI within 60 days after delivery thereof, in which case, if the parties hereto, acting in good faith, are unable to resolve their disputes about such Net Worth, such disputes shall be finally settled by arbitration which shall be held in Dallas, Texas, or any other location mutually agreed upon by the parties with the accounting firm of Ernst & Whinney. The final determination of the Net Worth determined as of the date specified in Paragraph 5 shall be made by Ernst & Whinney and shall not be less than the amount proposed by AMI nor more than the amount proposed by USS. AMI and USS shall each have the opportunity to present its views on any disputed matter to Ernst & Whinney. Each party shall bear its own expenses and each party shall also pay that portion of Ernst & Whinney's fee and expenses equal to the total of such fee and expenses multiplied by a fraction, the denominator of which shall be the difference between Net Worth determined as of the date specified in Paragraph 5 as proposed by USS and Net Worth determined as of the date specified in Paragraph 5 as proposed by AMI and the numerator of which shall be the difference between Net Worth determined as of the date specified in Paragraph 5 as determined by Ernst & Whinney and Net Worth as proposed by such party.

               H. Employees. USS will refrain, for a period of five years after the Closing Date, from hiring any of the Employees (other than hourly employees) and refrain, during such five-year period, from inducing such employees to leave the employ of AMI.

               I. Use of Names, Etc. USS shall cease to use any of the Names, Trademarks, Patents, and Patent Applications immediately after the Closing Date.

               J. Safe Harbor Leases. AMI hereby agrees (i) to execute and deliver to each Tax Lessor the written consent described in section 5c.168(f)(8)-2(a)(5) of the Regulations, (ii) to file the statement required by section 5c.168(f)(8)-2(a)(5) of the Regulations with AMI's timely filed federal income tax return (or the federal income tax return of the consolidated group of which AMI is a member) for its taxable year next ending after the Closing Date,
(iii) to provide each Tax Lessor with the information concerning AMI that is set forth in section 5c.168(f)(8)-2(a)(5) of the Regulations, and (iv) to report the acquisition of the Assets subject to the Tax Lease Agreements for federal income tax purposes in the manner prescribed by section 5c.168(f)(8)-2(a)(7) of the Regulations or any successor Regulation.

               K. AMI Personnel. AMI hereby agrees (i) to make available to USS the services of personnel knowledgeable in the manner in which Alside and Alside, Inc. conducted operations, including, but not limited to, the maintenance of their accounting, treasury, and tax books and records, for a period of up to six months after the Closing to permit the affairs of Alside and Alside, Inc. to be wound up; provided, however, that USS shall not make any significant use of such personnel beyond 90 days after the Closing; and (ii) to make available to USS the services of personnel knowledgeable in the defense of the litigation pending against Alside and Alside, Inc. as of the Closing for a period of up to five years after the Closing in order that USS may continue the prosecution or defense thereof uninterrupted by utilizing such services; provided, however, that USS's use of such personnel does not unreasonably interfere with such personnel fulfilling their other duties as employees of AMI; and provided, further, that AMI will not terminate such services for any reason without three months advance notice in writing to USS. Such services shall be provided at no cost to USS, except that USS shall reimburse AMI for all out-of-pocket expenses incurred by AMI in providing such services, including, but not limited to, travel and lodging expenses, fees and expenses of outside counsel, and the costs of settlements and judgments entered against USS or Alside, Inc. in connection with any such litigation to the extent liability therefor is not expressly assumed by AMI pursuant to this Agreement and USS shall have authorized AMI to enter into such settlement. AMI will not be liable to USS for any actions of any personnel being used by USS pursuant to this Subparagraph 15.K.

               L. Benefits. USS shall, to the extent Assets to be acquired pursuant to Paragraph 3 are not legally assignable or transferable to AMI pursuant to this Agreement, take any and all actions reasonably requested by AMI to provide to AMI the rights and benefits conferred on USS by such Assets; provided, that USS shall not be obligated hereby to expend any moneys other than those USS would be required to pay with respect to such Assets had this Agreement not been consummated, except to the extent that AMI is willing to reimburse USS therefor.

               M. Multi-Employer Pension Plans. USS will request each multi-employer pension plan (within the meaning of section 4001(a)(3) of ERISA) to which USS, Alside, Inc., or any of the Subsidiaries were obligated to contribute with respect to the Operations, Alside, Alside, Inc., or any of the Subsidiaries to provide a letter stating whether the consummation of the transactions contemplated herein would cause a complete or partial withdrawal (within the meaning of sections 4203 and 4205 of ERISA) by USS unless the bond or escrow account required by Subparagraph 18.K(b) is provided by AMI or appropriate waivers are obtained.

               N. USS Pension Plan. USS agrees to deliver within 240 days after the Closing a complete and correct list of the benefit accruals under the noncontributory pension rules of the USS Pension Plan for the Employees employed by AMI pursuant to Subparagraph 18.A. Further, USS agrees to deliver to AMI, within ten Business Days after AMI's request therefor, a statement of the benefit accruals under the noncontributory pension rules of the USS Pension Plan for any such Employee who is expected to retire prior to the end of such 240-day period.

          16. TERMINATION. In addition to the termination provided for in Paragraph 14, USS and AMI agree that this Agreement may be terminated in the following situations.

               A. Mutual Termination. On or prior to the Closing Date, USS and AMI may mutually agree in writing to terminate.

               B. Unilateral Termination. If any condition precedent to the performance of either AMI or USS contained in Paragraph 9 or 10, respectively, has not been satisfied on the Closing Date or as of the date of the required performance, the party(ies) to be benefitted by such condition precedent may elect to terminate this Agreement by giving the other party(ies) written notice of such intent.

               C. Automatic. This Agreement shall automatically terminate if the Closing has not occurred by February 29, 1984, unless extended by mutual agreement or pursuant to Paragraph 14.

          17. NAMES, TRADEMARKS, PATENTS, TECHNOLOGY, AND USE THEREOF.

               A. Names. On the Closing Date, USS will assign and transfer to AMI all of its right, title, and interest in and to the Names.

               B. Trademarks. On the Closing Date, USS will transfer and assign to AMI all right, title, and interest in and to the Trademarks.

               C. Technology. On the Closing Date, USS will grant to AMI an irrevocable, indivisible, non-exclusive license and paid up right to use all the Technology.

               D. Patents and Patent Applications. On the Closing Date, USS will transfer and assign to AMI all of its right, title, and interest in and to the Patents and Patent Applications.

               E. Use of Names and Trademarks. USS and AMI agree with respect to the trademarks and tradenames "USS," "UNITED STATES STEEL," "U.S. STEEL," and variations thereof (the "USS Marks"):

                    (i) AMI, promptly after Closing but in no event later than 30 days after the Closing, shall remove or obliterate all references to the USS Marks from: (i) its signs on buildings, warehouses, and the like; (ii) its vehicles and the like; and (iii) all business forms, stationery, and the like,

                    (ii) After Closing, AMI shall make no further references to the USS Marks as a tradename in its media advertising, except that until December 31, 1984, AMI may include statements in its advertising to the effect that Alside was formerly a wholly-owned subsidiary or a division of USS.

                    (iii) AMI, as soon as practical but in any event after April 1, 1984, shall cease using all printed brochures, posters, display racks and kits, or similar materials which are on hand or previously ordered at the time of Closing and which contain any reference to the USS Marks. After Closing, any such materials which are ordered by AMI shall contain no reference to the USS Marks, except that until December 31, 1984, AMI may include a statement in such materials to the effect that Alside was formerly a wholly-owned subsidiary or a division of USS.

                    (iv) AMI, as soon as practical but in any event after April 1, 1984, shall cease using any audio-visual aids, such as tapes, slides, movies, and the like, which contain any reference to the USS Marks. In any use of such aids prior to the above date, AMI shall first advise the viewer(s) or listener(s) that Alside is no longer owned or controlled by USS.

                    (v) AMI shall be permitted to sell all inventory of products as packaged if the products were manufactured prior to the Closing Date and to use all inventory of packaging materials on hand at the Closing Date. If any such inventory remains beyond December 31, 1984, prior to the sale or use thereof, USS may require that all references to "USS Marks" be removed or obliterated from all packaging of the products and USS may require that such notations be removed or obliterated from the products themselves, except in the case of products such as windows if it is impractical to remove such notations from the products due to embossing or the like.

                    (vi) AMI shall take such action as its reasonably required to insure that its distributors, dealers, agents, and representatives comply with the obligations imposed on AMI in this Subparagraph 17.E.

                    (vii) AMI shall advise USS of all instances of which it becomes aware of customer complaints regarding the misuse or abuse of the USS Marks. AMI will cooperate with USS in resolving such complaints as well as those complaints which come directly to the attention of USS.

                    (viii) AMI will obtain product liability insurance covering all claims for damage or breach of warranty arising out of the sale of such products through the time period during which the USS Marks are used by AMI, in amounts and with an insurer acceptable to USS, which insurance will name USS as an insured party and will not be cancellable without 30 days' notice by the insurer to USS. AMI agrees that it shall immediately discontinue any and all use of the "USS Marks" in the event such insurance coverage ceases.

               F. Recording Expenses. AMI shall bear the expense of recording the assignment of Trademarks and Patents and Patent Applications in the U.S. Patent and Trademark Office and in foreign patent and trademark Offices.

          18. PERSONNEL AND BENEFITS.

               A. Employment Status. All hourly and salaried employees of USS employed exclusively in connection with either of the Operations or Alside (other than P.D. Weiskopf and R.R. Watson) who are so employed immediately prior to the Closing shall become employees of AMI as of the Closing unless they choose not to. All hourly and salaried employees of the Subsidiaries shall continue their employment with the Subsidiaries unless they choose not to. All such nonunion employees shall be initially employed at their then current salary or wage rate, except to the extent any such person waives compliance with such obligation.

               B. Pension Status. All nonunion employees who are employed by AMI as of the Closing pursuant to Subparagraph 18.A above will, pursuant to amendments to the USS Pension Plan to be adopted effective as of the Closing, continue to accrue pension continuous service for eligibility and vesting purposes only under the rules of the USS Pension Plan applicable to such employees immediately prior to the Closing; provided, however, none of such employees will continue to be covered by the provisions relating to 70/80 retirement (as defined in the USS Pension Plan) after the Closing other than those employees (i) whose age and service as of the Closing meet the age and service criteria for 70/80 retirement or (ii) whose age and service will, not later than the second anniversary of the date of Closing, meet the age and service criteria for 70/80 retirement, and none of such employees will continue to be covered by the provisions relating to Rule of 65 retirement, as defined in the USS Pension Plan) after the Closing other than those employees (i) who have at least 20 years of continuous service as of the Closing, and (ii) whose age and service will not later than the second anniversary of the Closing, meet the age and service criteria for Rule of 65 retirement. Upon any such employee's becoming eligible for benefits under the USS Pension Plan, the USS Pension Plan will pay such benefit to such employee upon proper notice to the USS Pension Plan; provided, however, that such employee's service and earnings with AMI after the Closing will not be used to calculate the amount of any benefit payable to such employee under the USS Pension Plan. Notwithstanding the above, USS agrees it shall supplement any pension calculated pursuant to the percent formula of the noncontributory pension rules of the USS Pension Plan, to the extent necessary, to provide a noncontributory pension equal to the noncontributory pension that would have been provided under the USS Pension Plan if the participant's average monthly earnings took into account monthly earnings with AMI; provided, however, that in no event shall the participant's average monthly earnings calculated taking into account earnings with AMI exceed his average monthly earnings with USS or Alside during the twelve calendar months immediately preceding the Closing (exclusive of any bonus paid after the Closing even though attributable to 1983). USS will have no liability with respect to the payment of pension benefits to any such employee except as stated in the foregoing sentence and except as otherwise provided under the terms of the USS Pension Plan. Effective as of the Closing and for two years thereafter, AMI will establish a pension plan which will provide to such employees pension benefits which are not less than the same general level of pension benefits provided immediately prior to the Closing to such employees under the USS Pension Plan as amended effective as of the Closing. AMI will credit employees who are employed by it as of the Closing with all service credited to them under the USS Pension Plan as of the Closing for the purposes of eligibility, vesting, and accrual of benefits under the pension plan of AMI; provided, however, that any benefit payable under the noncontributory pension rules of the USS Pension Plan will be offset against any benefit payable under the noncontributory pension plan of AMI.

               C. Notification of Change in Employment. AMI will notify USS of the termination of employment or the reemployment of any nonunion employee of AMI who was employed as of the Closing pursuant to Subparagraph 18.A. Such notification shall be made within 30 days of the date of termination of employment or reemployment; provided, however, that failure to give any such notice will not affect the rights of any such employee to receive benefits as provided herein. Notices pursuant to this paragraph shall be sent to the Assistant Secretary, United States Steel and Carnegie Pension Fund, Room 2618, 600 Grant Street, Pittsburgh, Pennsylvania 15230, or such other address as USS may hereafter specify.

               D. Thrift Plans. Pursuant to the amendments to the USS Pension Plan referred to in Subparagraph 18.B, all nonunion employees who are employed by AMI as of the Closing pursuant to Subparagraph 18.A above will continue to accrue pension continuous service for eligibility and vesting purposes. Such service shall also be used for vesting purposes under the United States Steel Corporation Savings Fund Plan for Salaried Employees. Employees of AMI will be permitted to withdraw their contributions and the employer contributions to such Savings Plan only in accordance with the terms of such Savings Plan. No employee contributions will be permitted after the Closing.

               Within six months following the Closing Date, AMI will design and install a stock purchase, thrift, or an incentive plant which will provide in the aggregate the same general level of contributions for the benefit of the nonunion employees who are employed by AMI pursuant to Subparagraph 18.A as have been provided heretofore in the aggregate by the USS Savings Fund Plan for Salaried Employees - Article I-III. Contributions will be deemed in the aggregate to be at the same level of contributions if, viewed ___ percentage of participants' compensation (such participants being only those who were employed exclusively in connection with the Operations or Alside), they are at least equal to the average percentage of compensation contributed by USS under the USS Savings Fund Plan for Salaried Employees - Article I-III for the three plan years ending immediately prior to the Closing and allocated to the accounts of employees employed exclusively in connection with the Operations or Alside or Alside, Inc. This rate will be contributed for the account of each participant entitled to participate in such plan. In the alternative, AMI will make salary and/or benefit improvements which as an expenditure by or cost to AMI will equal in the aggregate the average for the three plan years immediately prior to Closing of such contributions for the benefit of such employees. In the event such plan or salary and/or benefit improvements is or are not installed retroactively so as to pay benefits effective as of the Closing Date, AMI will provide the covered employees with the equivalent increase in compensation (without regard to the impact, if any, of Taxes) for the period that such plan or salary and/or benefit improvements have not been in effect. USS will furnish AMI with information reasonably requested by AMI to determine the contributions required to be made under this Subparagraph 18.D.

               E. Insurance. AMI will initially provide to all nonunion employees who are employed by AMI as of the Closing pursuant to Subparagraph 18.A insurance coverage (including retiree life insurance and health-care coverage) which is not less than the same general level of insurance coverage (including retiree life insurance and health-care coverage) provided immediately prior to the Closing to such employees under the United States Steel Corporation Plan for Employee Insurance Benefits (Revision of 1950), as amended. AMI will recognize as creditable toward the 1984 major medical deductible under its plan any medical expense credited toward the 1984 deductible under the USS Plan.

               F. Compensation. AMI will provide from and after the Closing the same level of salary and sundry compensation practices with respect to regular vacation, salary continuance, relocation benefits and other matters which were in effect immediately prior to the Closing for the employees who are employed by AMI pursuant to Subparagraph 18.A.

               G. Pension Liability by Reason of Subsequent Event. In the event that the active employment of any nonunion employee who is employed by AMI as of the Closing pursuant to Subparagraph 18.A is terminated by reason of the shutdown of all or part of a facility of AMI or as a direct or indirect result of a job elimination and such employee is entitled to and granted an immediate noncontributory and/or contributory pension under the USS Pension Plan, or in the event any nonunion employee so employed becomes entitled to and is granted an immediate pension due to the failure of AMI to provide a benefit package that is generally equivalent to that which was applicable to the employee immediately prior to the Closing, AMI shall reimburse USS on a monthly basis for the cost of funding the pension payable under the USS Pension Plan for the period between the date the pension commences and the month following the month in which the employee attains age 62.

               H. Letter Agreements. AMI will assume, as of the Closing Date, the letter agreements listed in Schedule J between USS and C.R. Bill, W.L. Elliott, E.J. Kazanovicz, and G.L. Marchand to the extent such persons are employed by Amercable Corp. at such date, except that USS will pay such employees in question any amounts required to be paid under such letter agreements with respect to service prior to the Closing Date, assuming for purposes of such calculation that such persons would be treated in the same manner as nonunion employees pursuant to Subparagraphs 18.B and 18.G.

               I. Enforcement. Subparagraph 18.A through 18.H constitute an agreement solely between the parties to this Agreement. It is specifically intended that such Subparagraphs shall not establish any enforceable rights, legal or equitable, in any employee of AMI or any beneficiary of such employee. Any claim, including claims for benefits, asserted by or on behalf of such employee with respect to his or her being employed by AMI shall be governed solely by applicable employment policies and employee benefit plans, construed in accordance with applicable federal and state law. Nothing in this Subparagraph 18.I shall limit the rights of the parties hereto to enforce the terms and conditions of Subparagraphs 18.A through 18.H.

               J. Collective Bargaining Agreements. In accordance with Subparagraph 10.H, AMI shall assume as of the Closing Date the collective bargaining agreements listed in Schedule J and discharge USS's obligations thereunder with respect to the Operations and Alside, including any obligations with respect to employee benefit funds. USS represents and warrants that all such employee benefit funds are multi-employer pension plans subject to Subparagraph 18.K, except for the Plan.

               K. Multi-Employer Pension Plans Amendments Act of 1980.

                    (a) AMI further agrees, as may be necessary to meet the requirements of section 4204(a)(1)(A) of ERISA, to contribute to multi-employer pension benefit plans in connection with the agreements listed in Schedule J for substantially the same number of contribution base units for which Alside had an obligation to contribute immediately prior to the Closing Date.

                    (b) With respect to each such plan AMI agrees (unless exempted) to provide for a period of five years commencing with the first plan year beginning after the

     Closing Date any bond or escrow account as may be necessary to meet the requirements of section 4204(a)(1)(B) of ERISA and/or the requirements of such plan, but only to the extent USS delivers a representation to AMI on or before October 1, 1984, that the consummation of the transactions contemplated herein would cause a complete or partial withdrawal (within the meaning of sections 4203 and 4205 of ERISA) by USS with respect to such plans absent such bond or escrow being provided or appropriate waivers being obtained.

                    (c) USS agrees, in accordance with the requirements of ERISA, that if AMI withdraws during such first five plan years from any such plan in a complete withdrawal or a partial withdrawal with respect to any Alside operation, it shall remain secondarily liable for any withdrawal liability AMI would have had to such plan and with respect to which such plan is not paid. Not in limitation of the above, USS agrees to remain secondarily liable for any withdrawal liability with respect to each such plan following the Closing Date as may be required to meet the obligations imposed by section 4204(a)(1)(C) of ERISA.

               L. Alside Pension Plan. AMI hereby agrees to sponsor, maintain, administer, and fund (including unfunded past service liability) the Plan to the extent required by the collective bargaining agreement dated June 2, 1983, between the United Steelworkers of America and Alside, Inc. to apply to Alside, Inc. employees represented by Local 5144 of the United Steelworkers of America at the Alside plant located at 3773 Akron-Cleveland Road, Northampton Township, Ohio. Further, in conjunction with said Pension Plan, subject to the consent of John Hancock Mutual Life Insurance Company, USS assigns and AMI accepts all rights and obligations under the group annuity insurance contract with John Hancock Mutual Life Insurance Company, known as GAC 1305.

          19. EXPENSES. Each party shall pay its own expenses incurred in connection with the negotiation and consummation of this Agreement, including legal and accounting fees and expenses of their representatives and agents, whether or not the transaction is consummated for whatever reason.

          20. NOTICES. Any notice or other communication required by or permitted to be given in connection with this Agreement shall be in writing, except as expressly otherwise permitted herein, and shall be delivered in person or sent by first class mail, certified or registered mail, return receipt requested, postage prepaid, to the respective parties as follows:

               A. If to AMI:

                  Associated Materials Incorporated
                  2121 San Jacinto Street, Suite 1520
                  Dallas, Texas  75201
                  Attention:  William W. Winspear

                  With a copy to:

                  Johnson & Swanson
                  4700 InterFirst Two
                  Dallas, Texas  75270
                  Attention:  Sally A. Schreiber

               B. If to USS:

                  United States Steel Corporation
                  600 Grant Street
                  Pittsburgh, Pennsylvania  15230
                  Attention:  Warren F. Renner,
                              Senior Vice President
                              Corporate Strategic Planning

                  With a copy to:

                  Robert E. Hilton, Law Department
                  United States Steel Corporation
                  600 Grant Street
                  Pittsburgh, Pennsylvania  15230

Each of the parties hereto may change the address to which it desires notices to be sent if it notifies the other parties hereto of such change in accordance with the provisions of this Paragraph 20. Any such notice shall be deemed effective when received, if personally delivered and, if mailed, on the fifth day after it is deposited in the United States mail, properly addressed, with proper postage affixed.

          21. ASSIGNMENT OF RIGHTS. Neither USS nor AMI shall assign all or any part of their rights, privileges, and obligations hereunder.

          22. PRESS RELEASES. The parties shall cooperate in releasing any information concerning this Agreement and the transactions contemplated herein. Where possible, each of the parties shall furnish to the others drafts of all releases prior to publication. The parties hereby agree that, to the extent legally possible, this Agreement shall be treated with the utmost discretion and no publicity concerning the same will be given prior to the time releases are deemed necessary. Nothing contained herein shall prevent any party at any time from furnishing any information to any governmental agency to the extent required by Law. AMI shall publicize the transfer of the Assets to it as USS shall reasonably request.

          23. BROKERS. USS and AMI represent and warrant that they are not parties to or in any way obligated under any contract or other agreement, and that there are no outstanding claims against any of them, for the payment of any broker's or finder's fee in connection with the origin, negotiation, execution, or performance of this Agreement, except that AMI has agreed to pay a fee to The Sterling Group and Eppler, Guerin & Turner Inc. and to hold USS harmless against any such fees.

          24. INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future Laws effective during the term hereof, such provision shall be fully severable; the Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

          25. ENTIRETY AND AMENDMENTS. This instrument embodies the entire agreement between the parties, and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof, except for that certain confidentiality agreement executed by William M. Winspear on January 18, 1983, and may be amended only by an instrument in writing executed by USS and AMI, and supplemented only by documents delivered or to be delivered in accordance with the express terms hereof.

          26. HEADINGS. The headings, captions, and arrangements used in the Agreement are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify, or modify the terms of the Agreement nor affect the meaning thereof.

          27. PARAGRAPHS; EXHIBITS. All references to "Paragraphs" or "Subparagraphs" contained herein are, unless specifically indicated otherwise, references to paragraphs and subparagraphs of this Agreement. All references to "Schedules" and "Exhibits" contained herein are references to schedules and exhibits attached hereto, all of which are made a part hereof for all purposes, the same as if set forth herein verbatim, it being understood that if any exhibit attached hereto which is to be executed and delivered contains blanks, the same shall be completed correctly and in accordance with the terms and provisions contained and as contemplated herein prior to or at the time of the execution and delivery thereof.

          28. NUMBER AND GENDER OF WORDS. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

          29. APPLICABLE LAW; COUNTERPARTS. The terms and conditions of this Agreement shall be construed in accordance with the Laws of Texas except insofar as it shall be mandatory by statute to apply the Laws of another jurisdiction. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute but one and the same instruments.

          30. NO OTHER NEGOTIATIONS. USS agrees that upon execution of this Agreement by the parties hereto, it will not contact or negotiate with any other person or entity with respect to the sale of all or any part of the Assets to be acquired as specified in Paragraph 2 or assets of the Subsidiaries except in the ordinary course of business, unless and until this Agreement is terminated in accordance herewith.

          31. PARTIES BOUND. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, successors, and assigns.

          32. CONFIDENTIALITY. Whether or not the transactions herein contemplated are consummated:

               A. Nondisclosure. The parties agree each shall use Confidential Information received from another party in the course of investigating, negotiating, and performing the transactions contemplated by this Agreement solely in connection with the transactions contemplated by this Agreement and shall not disclose the same to any third party (including, but not limited to, its investment bankers, attorneys, or other advisors) except as may be authorized by the party from whom such Confidential Information was received or expressly permitted herein.

          As used herein, "Confidential Information" shall mean all information whether set forth in writing or orally disclosed, except that which (a) prior to the date hereof: (i) was generally publicly available; or (ii) was rightfully in the possession of the receiving party from a third party; or (b) after receipt thereof: (i) becomes publicly available without fault of the receiving party; or
(ii) is acquired by the receiving party from a third party, free of any restrictions as to its disclosure. The disclosure of any Confidential Information within the internal organization of AMI and within the organization of any third party to which disclosure may be authorized shall be limited to key personnel whose duties justify their need to review and know such Confidential Information and then only provided (a) such party require such personnel to agree, for the benefit of the other parties hereto, to maintain the confidentiality of such Confidential Information in accordance herewith and to restrict their use thereof solely to the above purpose; and (b) such party shall be liable for any breach of such agreement by such personnel.

          It is further agreed that in the event the Closing does not occur, (i) each party shall promptly return all Confidential Information to the party from which it was received, together with any copies, notes, or extracts thereof;
(ii) any analyses, compilations, studies, or other documents which may be prepared for internal use by it or third parties to which disclosure may be authorized and which reflect any of the Confidential Information will be kept confidential by it and such third parties in accordance with the above provisions and shall not be used by it or such third parties in any way detrimental to other parties; and (iii) without the prior written consent of the parties, each party will not disclose, and will direct its personnel and any third parties acting on its behalf not to disclose, to any person either the fact that discussions or negotiations were taking place concerning a possible transaction or any of the terms, conditions, or other facts with respect to any such possible transaction or the reasons why such transaction was not consummated.

          Nothing herein shall be deemed to limit AMI's ability to use or disclose Confidential Information after the Closing to the extent it relates exclusively to Alside, Inc., Alside, either of the Operations, any Subsidiary, or any of the Assets or Liabilities.

               B. Survival. The provisions of this Paragraph 32 relating to confidentiality shall survive the termination of this Agreement.

          33. RESPONSIBILITY FOR CERTAIN TAXES. AMI agrees to pay all state, county, and local transfer, documentary, recording, sales, and use taxes applicable to the sale of the Assets directly to the applicable governmental offices and to furnish USS evidence of any such payment; provided, however, that AMI will in no event be liable for any tax based on income arising out of the transactions contemplated hereby.

          34. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the parties contained in this Agreement shall survive the Closing and any investigation of the parties with respect thereto.

          35. PRORATION OF CERTAIN TAXES AND OTHER EXPENSES.

               A. Taxes. General Taxes (as hereinafter defined) relating to the Assets to be acquired as specified in Paragraph 2 and assets of the Subsidiaries shall be prorated between USS on the one hand and AMI on the other on the basis of ownership during the relevant tax periods. USS shall be responsible for all such General Taxes to the extent they relate to periods prior to the Closing Date and AMI shall be responsible for such General Taxes to the extent they relate to periods from and after the Closing Date, regardless of when or by whom actually paid or payable or whether or when such taxes may give rise to Liens on any of such Assets or assets of the Subsidiaries. General Taxes for such tax periods not yet known at the, Closing Date shall be reasonably estimated in good faith based on prior periods' General Taxes by USS and such estimate shall be delivered to AMI contemporaneously with the delivery of the statement of Estimated Net Worth to AMI. At the Closing, the parties hereto shall make whatever payments are necessary to effect to the purpose of this Subparagraph 35.A., based upon such estimate. Not later than 30 days after the Closing Date, USS shall deliver to AMI a final determination of the proration of the General Taxes. To the extent that General Taxes for the current tax periods are still not known, such final determination shall be based on a reasonable estimate made in good faith by USS based on prior periods General Taxes. At the time of the settlement payment made pursuant to Subparagraph 4.A(iii), the parties hereto shall make whatever payments are necessary to effect the purpose of this Subparagraph 35.A, based upon such final determination. Except as otherwise provided in Subparagraph C below, any of such

General Taxes levied or assessed against or with respect to the Assets to be acquired as specified in Paragraph 2 or assets of the Subsidiaries for or with respect to any period ending prior to the Closing Date shall be charged to USS and any such taxes Levied or assessed against or with respect to such Assets or assets of the Subsidiaries for or with respect to any period commencing on or after the Closing Date shall be borne by AMI. For purposes of this Agreement, the term "General Taxes" shall be defined as:

                    (i) all annual or periodic ad valorem fees and other taxes and assessments, both general and special, and payments made in lieu thereof, on real or personal property, and

                    (ii) all other annual or periodic fees, Taxes, and similar charges imposed by any governmental unit upon or with respect to the Assets to be acquired as specified in Paragraph 2 or assets of the Subsidiaries, including without limiting the foregoing, taxes, fees, or similar charges for the privilege of doing business imposed on or with respect to any of the Subsidiaries.

               B. Rents, Prepaid Expenses, and Utility Charges. Rents, prepaid expenses, utility charges, and the like directly related to the Assets to be acquired as specified in Paragraph 2 or assets of the Subsidiaries shall be prorated between USS on the one hand and AMI on the other as of the Closing Date, with USS assuming responsibility with respect to all rents, prepaid expenses, utility charges, and the like attributable to the periods prior to the Closing Date and AMI assuming responsibility with respect to all rents, prepaid expenses, utility charges, and the like attributable to the periods after the Closing Date, except as otherwise provided in Subparagraph C below. The parties shall promptly pay any amounts due to one another upon receipt of a request therefor accompanied by reasonable data.

               C. No Proration. No General Taxes, rents, prepaid expenses, or utility charges shall be charged to AMI or USS to the extent reflected in the Net Worth of Alside and the Operations determined as of the date specified in Paragraph 5.

          36. CERTAIN DEFINITIONS. As used herein, the following terms have the following meanings.

          "Act of AMI" means the occurrence of any of the following listed acts, omissions, events, or conditions:

          (a) AMI fails to timely deliver the consent described in clause (i) of Subparagraph 15.J;

          (b) AMI fails to timely file the statement described in clause (ii) of Subparagraph 15.J;

          (c) AMI sells or assigns its interest in any Asset and AMI's transferee fails to assume the obligations expressly set forth in Subparagraph 15.J concerning the Asset so transferred; provided, however, that sale or transfer by AMI of its interest in any Asset shall not constitute an Act of AMI for purposes of this definition if USS refuses, for any reason, to enter into an agreement to indemnify AMI's transferee that embodies terms and provisions that are at least as favorable to AMI's transferee as the provisions of Paragraph 12 hereof.

          (d) Any Asset ceases to be "section 38 property" as defined in section 48(a) of the Code solely because (i) the Asset is deemed to be used by a governmental unit for purposes of section 48(a)(5) of the Code, (ii) the Asset is deemed to be used by a tax exempt entity for purposes of section 48(a)(4) of the Code, or (iii) the Asset is deemed to be used predominantly outside the United States for purposes of section 48(a)(2) of the Code; and

          (e) Any Asset ceases to be "qualified leased property" for purposes of section 168(f)(8)(D) of the Code solely because the Asset ceases to be used in a trade or business or held for production of income or is leased to a foreign person and the requirements of section 5c.168(f)(8)-6(b)(4) of the Regulations are not satisfied.

          "Alside" means the Alside Division of USS.

          "Alside Assets" means all assets owned by USS and used exclusively in Alside of whatever nature, including, without limitation, all property, tangible or intangible, real, personal, or mixed, cash, accounts receivable, any securities, choses in action, permits, licenses, leases, prepayments, work in process, claims and rights of any kind (whether by contract or otherwise), rights in patents, trade names, trademarks, service marks, copyrights, and all of the issued and outstanding stock of the Subsidiaries, all as the same shall exist as of December 31, 1983 (except as they may change, be added to, or be reduced without causing a breach of a representation or obligation of USS hereunder, unless waived by AMI in accordance with this Agreement, between December 31, 1983, and the Closing Date); provided, however, that such definition shall not include any rights, securities, or interests in USS Portfolio, Inc.; in any claims which may be raised as counterclaims or third party claims in connection with pending or threatened litigation other than litigation involving product liability, breach of warranty, or collection of accounts receivable; in any cash that AMI does not, at least ten days prior to the Closing Date, notify USS it agrees to acquire, or in all trademark rights to "USS," "UNITED STATES STEEL," "U.S. Steel," or variations thereof, except as contemplated by Paragraph 17.

          "Alside Liabilities" means (a) all liabilities of USS arising exclusively through Alside, of Alside, Inc., or of the Subsidiaries reflected in the Alside 1983 Statements, as the same may change, be added to, or be reduced without causing a breach of a representation or obligation of USS hereunder, unless waived by AMI in accordance with this Agreement, between December 31, 1983, and the Closing Date; (b) all obligations of Alside, Inc., the Subsidiaries, or USS arising exclusively through Alside which are to be performed after the Closing Date pursuant to any and all permits, licenses, leases, mortgages, contracts, invoices, and other commitments and engagements of whatever nature, but only to the extent they relate to goods or services delivered or performed by the other party(ies) thereto after the Closing Date, including, but not limited to, those permits, licenses, leases, mortgages, contracts, invoices and other commitments and engagements described herein and in the Schedules hereto; (c) all obligations of Alside, Inc., the Subsidiaries, or USS arising exclusively through Alside which are to be performed after the Closing Date pursuant to any and all contracts, invoices, commitments, engagements pursuant to which USS supplied goods or services to Alside, but only to the extent they relate to goods or services delivered or performed by USS after the Closing Date; (d) all liabilities arising out of claims of product liability or breach of warranty arising out of products or services sold, delivered, or provided exclusively by Alside or Alside, Inc. at any time prior to the Closing Date; and (e) all costs and expenses for advertising services incurred by Alside, Inc. or USS exclusively on behalf of Alside that are represented by invoices received after January 31, 1984, and for all such advertising services to be performed after January 31, 1984, regardless of when the invoice is received; provided, however, that such definition does not include (1) any claims for workman's compensation related to an event occurring prior to the Closing Date; (22) any Taxes based on income earned or arising on or before the losing Date; (3) any liability for any account payable of Alside except those provided for in Subparagraphs (a), (b), and (c) above; (4) any liability for any payable due to USS or an affiliate of USS, except those provided for in (a), (b) and (c) above;
(5) any liability for any violation of any Laws, breach of contract, or negligence or misconduct by USS or any of the Subsidiaries or any of their agents, servants, or employees, prior to the Closing Date, except those provided for in Subparagraphs (a) and (d) above; (6) any liability arising under any Tax Lease Agreements except as provided in Subparagraph 13.A(iv); (7) any liability of USS arising out of or pursuant to this Agreement; (8) any liability of USS with respect to insurance policies; (9) any liability related to any litigation except that included in (d) above; (10) any liability arising out of a barter pool arrangement; (11) any liability of USS for any amount to be paid by USS pursuant to Paragraph 35 hereof; (12) any liability of USS or any Subsidiary relating to employee benefit plans maintained by USS or, with respect to service rendered prior to the Closing Date, any Subsidiary; or (13) any liability of USS or any Subsidiary relative to any employee benefit plan to which USS or, with respect to services rendered prior to the Closing Date, any Subsidiary is required to make contributions except as set forth in Paragraph 18. Notwithstanding anything contained herein (or in the Tax Lease Agreements) to the contrary, AMI shall not, by reason of its acquisition of the Assets or by reason of its assumption of the Alside Liabilities or the obligations set forth in Subparagraph 13.A(iv) or 15.J above, be or become a party to any Tax Lease Agreement or assume any obligation, duty, term, covenant, condition, warranty, or agreement of USS or any other party under any Tax Lease Agreement other than AMI's obligations expressly set forth in Subparagraph 13.A(iv) or 15.J, and no such obligations, duties, terms, covenants, conditions, warranties, or agreements shall be included in the Liabilities.

          "Alside 1983 Statements" shall have the meaning given it in Subparagraph 6.D.

          "AMI" means Associated Materials Incorporated, a Delaware corporation.

          "AMI Indemnitee" means AMI, William W. Winspear, or any of the officers, directors, shareholders, employees, affiliates, agents, or representatives of AMI or William W. Winspear to the extent any of them seeks indemnification hereunder in respect of a particular Loss incurred in a capacity set forth above. If more than one such person seeks indemnification hereunder, the term shall refer to each of them separately.

          "Assets" means the Alside Assets and the Operation Assets.

          "Business Days" means each day other than a day upon which commercial banks in the State of Texas and the State of New York are authorized by law to remain closed.

          "Closing" means the consummation of the transactions contemplated hereby.

          "Closing Date" means the date on which the Closing occurs.

          "Code" means the Internal Revenue Code of 1954, as amended to the Closing Date.

          "Debtor Relief Laws" means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, management, receivership, insolvency, reorganization, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

          "Designated Rate" means the rate announced from time to time by RepublicBank Dallas, N.A. as its prime rate for loans to commercial borrowers of substantial size and high credit rating, with respect to the period for which interest is being computed.

          "Electric Cable Operation" means the electrical cable manufacturing operation of USS located at El Dorado, Arkansas.

          "Employees" means all hourly and salaried employees of USS, employed exclusively with respect to Alside and the Operations (other than P.D. Weiskopf and R.R. Watson), and the Subsidiaries.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended by the Multi-Employer Pension Plan Amendments Act of 1980.

          "Investment Letter" means a letter, in form and substance to be agreed to by the parties, in which, among other things, USS represents that USS is acquiring the Notes for investment for its own account and is not acquiring the Notes with a view towards the sale or distribution thereof.

          "Laws" means all applicable statutes, laws, regulations, ordinances, orders, franchises, writs, injunctions, or decrees of any state, commonwealth, nation, territory, possession, county, parish, municipality, or Tribunal.

          "Liabilities" means the Alside Liabilities and the Operation Liabilities.

          "Lien" means any lien, mortgage, security interest, charge, or encumbrance of any kind, including but not limited to the rights of a vendor, lessor, or similar party under any conditional sales agreement or other title retention agreement or lease substantially equivalent thereto.

          "Losses" means any and all losses, damages, and reasonable costs and expenses (including reasonable attorneys' fees).

          "Names" means Amercable, Amercord, Amergraph, Alside, and all derivations thereof.

          "Net Worth" means the constructed net worth of Alside, the Tire Cord Operation, and the Electrical Cable Operation as determined by USS on a consolidated basis in accordance with the system and principles of accounting employed by Alside, Inc. or USS, as the case may be, in the preparation of the Alside 1983 Statements and Operation 1983 Statements, applied on a consistent basis, with inventories valued on a current cost basis and on a before income and franchise tax basis. The constructed net worth of Alside is the total net book value (on a consolidated basis) of the Alside Assets, less the total net book value (on a consolidated basis) of the Alside Liabilities, calculated by USS as set forth above. The constructed net worth of the Tire Cord Operation is the total net book value of cash balances, receivables, inventories, and fixed assets of the Tire Cord Operation, to the extent they are included within Operation Assets, calculated by USS as set forth above. The constructed net worth of the Electrical Cable Operation is the total net book value of cash balances, receivables, inventories, and fixed assets of the Electrical Cable Operation, to the extent they are included within Operation Assets, less the net book value of liabilities owing to the City of El Dorado, Arkansas, in connection with the June 13, 1973, financing, calculated by USS as set forth above. The sum of such constructed net worth of Alside and of each of the Operations shall then be adjusted as follows: (i) the amount of prepayments with respect to any Asset being acquired as specified in Paragraph 2, the enjoyment of which cannot be transferred to AMI, shall be subtracted from the calculation made above; (ii) the aggregate amount, as of the date for which the statement of Net Worth is calculated, of the liability accounts listed on Schedule BB-2 under the caption "USS," which are to be retained and discharged by USS, shall be added to the calculation made above to the extent such amount was originally included in the net book value of the Liabilities and the aggregate amount, as of the date for which the statement of Net Worth is calculated, of the asset accounts listed on Schedule BB-1, which are to be retained by USS, shall be deducted from the calculation made above to the extent such amount was originally included in the net book value of the Assets; (iii) an amount based on an allowance for warranty claims of $250,000 is to be subtracted from the calculation made above to the extent warranty claims were originally not included in the net book value of the Liabilities. Notwithstanding the foregoing, the parties agree that for purposes of the determination of Net Worth, the amount of the liability accounts with respect to Alside entitled "Accrued Commissions and Profit Sharing" and "Accrued Customer Incentives" are to be valued at $3,800,000 and $2,600,000, respectively, subject to change by mutual agreement.

          "Notes" has the meaning given to it in Subparagraph 4.A hereof.

          "Obligations" means liabilities or obligations of any nature (whether accrued, absolute, contingent, or otherwise) including, without limitation, unfunded obligations under employee benefit plans or arrangements or liabilities for Taxes or assessments that are due, whether incurred in respect of or measured by the income of either of USS or any of the Subsidiaries.

          "Operation 1983 Statements" shall have the meaning given it in Subparagraph 6.D.

          "Operation Assets" means all assets owned by USS and used exclusively in the Tire Cord Operation or the Electric Cable Operation including, without limitation, all property, tangible or intangible, real, personal, or mixed, cash, accounts receivable, any securities, choses in action, permits, licenses, leases, prepayments, work in process, claims and rights of any kind (whether by contract or otherwise), and all rights in patents, trade names, trademarks, service marks, copyrights, all as the same shall exist as of December 31, 1983 (except as they may change, be added to, or be reduced without causing a breach of a representation or obligation of USS hereunder, unless waived by AMI in accordance with this Agreement, between December 31, 1983, and the Closing
Date);

provided, however, that such definition shall not include any rights, securities, or interests in USS Portfolio Inc., in any claims which may be raised as counterclaims or third party claims in connection with pending or threatened litigation other than litigation involving product liability, breach of warranty, or collection of accounts receivable, in any cash that AMI does not, at least ten days prior to the Closing Date, notify USS it agrees to acquire, or in the trademarks listed on Schedule CC relating to "TIGER" and associated marks in other classes of goods and all trademark rights to "USS," "UNITED STATES STEEL," "U.S. STEEL," or any variations thereof except as contemplated by Paragraph 17, or in any insurance policies.

          "Operation Liabilities" means (a) all of the liabilities of USS arising exclusively out of the Operations as reflected in the Operation 1983 Statements, as the same may change, be added to, or be reduced without causing a breach of a representation or obligation of USS hereunder, unless waived by AMI in accordance with this Agreement, between December 31, 1983, and the Closing Date; (b) all obligations of USS arising exclusively through the Operations which are to be performed after the Closing Date pursuant to any and all permits, licenses, leases, mortgages, contracts, invoices, and other commitments and engagements of whatever nature, but only to the extent they relate to goods or services delivered or performed by the other party(ies) thereto after the Closing Date, including, but not limited to, those permits, licenses, leases, mortgages, contracts, invoices, and other commitments and engagements described herein and in the Schedules hereto; and (c) all obligations of USS arising exclusively through the Operations which are to be performed after the Closing Date pursuant to any and all contracts, invoices, commitments and engagements pursuant to which USS supplies goods or services to the Operations, but only to the extent they relate to goods or services delivered or performed after the Closing Date by USS; (d) the industrial development authority financing of the Electric Cable Operation's plant; and (e) all liabilities arising out of claims for product liability or breach of warranty arising out of products or services sold, delivered, or provided exclusively by the Operations at any time prior to the Closing Date; provided, however, that such definition does not include (1) any claims for workman's compensation related to an event occurring prior to the Closing Date; (2) any Taxes based on income earned or arising on or before the Closing Date; (3) any liability for any account payable of either of the Operations except those provided for in (a), (b), (c), and (d) above; (4) any liability for any payables due to USS or an affiliate of USS except those provided for in (a), (b), and (c) above; (5) any liability for any violation of any Laws, breach of contract, or negligence or misconduct by USS or any of its agents, servants, or employees, prior to the Closing Date, except those provided in (a) and (e) above; (6) any liability arising under any Tax Lease Agreement except as provided in Subparagraph 13.A(iv); (7) any liability of USS arising out of or pursuant to this Agreement; (8) any liability of USS with respect to insurance policies; (9) any liability arising under Paragraph 23 of that certain Production Agreement between USS and Cook and Company effective January 1, 1980; (10) any liability related to litigation except that included in (e) above; (12) any liability of USS for any amount to be paid by USS pursuant to Paragraph 35 hereof; (13) any liability of USS relating to employee benefit plans maintained by USS; (14) any liability of USS relative to employee benefit plans to which USS is required to make contributions except as set forth in Paragraph 18; or (15) any liability arising out of a claim of patent infringement based upon the information set forth in Schedule F. Notwithstanding anything contained herein (or in the Tax Lease Agreements) to the contrary, AMI shall not, by reason of its acquisition of the Assets or by reason of its assumption of the Operation Liabilities or the obligations set forth in Subparagraphs 13.A(iv) or 15.J above, be or become a party to any Tax Lease Agreement or assume any obligation, duty, term, covenant, condition, warranty, or agreement of USS or any other party under any Tax Lease Agreement other than AMI's obligations expressly set forth in Subparagraph 13.A(iv) or 15.J and no such obligations, duties, terms, covenants, conditions, warranties, or agreements shall be included in the Liabilities.

          "Patents and Patent Applications" means all rights in the patents and patent applications listed on Schedule H hereto.

          "Plan" means the Alside, Inc. Factory Employee's Pension Plan described in Subparagraph 18.L.

          "Permitted Liens" means (a) liens for Taxes not delinquent, (b) liens in connection with worker's compensation, unemployment insurance, or social security obligations that arise in the ordinary course of business and that have arisen notwithstanding compliance with, and fulfillment of, its obligations with respect to the matters or transactions giving rise to the liens, (c) mechanic's, workmen's, materialmen's, landlord's, carrier's and vendor's liens, liens arising under conditional sale or other title retention agreements, and other like liens arising in the ordinary course of business that have arisen notwithstanding compliance with, and fulfillment of, obligations with respect to the matters or transactions giving rise to the liens.

          "Proceeding" means any demand, assertion, claim, action, proceeding, judicial or otherwise, by any third party.

          "Regulations" means the Income Tax Regulations under the Code promulgated by the United States Treasury Department, including Part 5c-Temporary Income tax Regulations under the Economic Recovery Tax Act of 1981 and Part 5f-Temporary Income Tax Regulations under the Tax Equity and Fiscal Responsibility Act of 1982, as in effect on the Closing Date.

          "Security Agreements" means the agreements granting a mortgage or security interest to USS that is inferior only to the mortgages and security interest created pursuant to the terms of the financings described on Schedule Y, as security for payment of the Second Note, in form and substance satisfactory to AMI and USS.

          "Subsidiaries' means Alside Molded Products, Inc., a Delaware corporation, Guard-All Building Materials Company, Inc., a Delaware corporation, Aluminum Credit Corporation, a California corporation, Aluminum Credit Corporation, a Washington corporation, and Alside, Inc., a Delaware corporation incorporated on January 3, 1984.

          "Tax Lease Agreements" means that certain Safe Harbor Lease dated April 23, 1982, between H.J. Heinz Company and USS, that certain Safe Harbor Lease dated December 22, 1982, between CSW Financial, Inc. and USS, and that certain Safe Harbor Lease dated June 13, 1982, between Winn-Dixie Stores, Inc. and Alside, Inc.

          "Tax Lessor" means the party designated as "lessor" under each Tax Lease Agreement.

          "Taxes" means all net income, gross income, gross receipts, sales and use, ad valorem, franchise, license, withholding, payroll, excise, or other taxes imposed by a foreign, federal, state, county, or local taxing authority, together with any interest or penalty thereon.

          "Technology" means and includes all useful unpatented technical data and know-how, proprietary information, and trade secrets which (a) are possessed by USS and used in connection with either of the Operations or Alside or are possessed by any of the Subsidiaries, (b) USS has the right to disclose and license to AMI as of the effective date of this Agreement, and (c) relate to or are used in connection with the current operations of the Operations, Alside, or any of the Subsidiaries.

          "Tire Cord Operation" means the tire cord manufacturing operation of USS located at Lumber City, Georgia.

          "Trademarks" means all rights in the trademarks and trademark registrations listed on Schedule G hereto and the good will related thereto. Expressly excluded from Trademarks being transferred are the trademarks and trademark registrations listed in Schedule CC relating to "TIGER" and associated marks in other classes of goods, and all trademark rights to "USS", "UNITED STATES STEEL," "U.S. STEEL," or other variations thereof.

          "Tribunal" means any court or governmental department, commission, board, bureau, agency, or instrumentality of the United States of America or of any state, commonwealth, nation, territory, possession, county, parish, or municipality, domestic or foreign.

          "USS" means United States Steel Corporation, a Delaware corporation.

          "USS Indemnitee" means USS, Alside, or any of their officers, directors, employees, affiliates, agents, or representatives to the extent any of them seeks indemnification hereunder in respect of a particular Loss to the extent incurred in a capacity set forth above. If more than one of them seeks indemnification hereunder, the term shall refer to each of them separately.

          "USS Pension Plan" means the USS Plan for Employee Pension Benefits (Revision of 1950), as amended.



                           [INTENTIONALLY LEFT BLANK]

          EXECUTED as of the day and year first herein set forth.

                                      ASSOCIATED MATERIALS INCORPORATED



                                      By:    /s/  William W. Winspear
                                             William W. Winspear
                                             President



                                      UNITED STATES STEEL CORPORATION



                                      By:     /s/  Warren F. Renner
                                              Warren F. Renner
                                              Senior Vice President
                                              Corporate Strategic Planning